Exhibit 99.4

Execution Version

$640,000,000.00

TERM LOAN AGREEMENT

dated as of February 3, 2026

by and among

CD&R XII Keystone Holdings, L.P.
and any Additional Borrowers
as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO

WELLS FARGO BANK, N.A.
as Administrative Agent, Collateral Agent, Joint Lead Arranger and Joint Bookrunner

and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arranger and Joint Bookrunner

TABLE OF CONTENTS

i

Schedules

Schedule I	-	List of Authorized Officers
Schedule II	-	Term Commitment Amounts
Schedule 5.11	-	Post-Closing Security Perfection

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Security Agreement
Exhibit D	-	Form of Borrower Joinder Agreement
Exhibit 2.3	-	Form of Notice of Borrowing
Exhibit 2.10	-	Form of Notice of Prepayment
Exhibit 2.18	-	Form of Tax Certificates
Exhibit 5.1	-	Form of Quarterly Compliance Certificates

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2026, by and among CD&R XII Keystone Holdings, L.P., a Cayman Islands exempted limited partnership, acting at all times by its general partner, CD&R Investment Associates XII, Ltd., a Cayman Islands exempted company (“CD&R Keystone” and together with any Additional Borrower from time to time party hereto, the “Borrowers” and each a “Borrower”), the lenders from time to time party hereto (the “Lenders”), and Wells Fargo Bank, N.A. (“Wells Fargo”), in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders establish a term loan facility in favor of the Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders and the Administrative Agent agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1         Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“ABR” shall mean, when used in reference to any Borrowing consisting of ABR Term Loans, when such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term Loans” shall mean Term Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning set forth in clause (b) of the definition of “Term SOFR Rate.”

“Accrued Interest” has the meaning set forth in Section 2.12(a).

“Additional Borrower” has the meaning set forth in Section 9.16.

“Adjusted Partners’ Capital” has the meaning set forth in the Fee Letter.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof and shall include any successor to the Administrative Agent appointed pursuant to Section 8.7.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loans” has the meaning set forth within the definition of “Illegality Event.”

“Affiliate” shall mean, as to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall mean the collective reference to the Administrative Agent and the Collateral Agent, and “Agent” shall mean any of them.

“Agent Parties” has the meaning set forth in Section 9.1(b)(iv).

“AIV Joinder” shall mean a “Joinder” as defined in the CDR Guarantee.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) the Term SOFR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%. Subject to Section 2.25, if the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Term SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the Term SOFR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Rate or the Term SOFR Rate, respectively.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any related or similar laws, rules, regulations or guidelines, which in each case are issued, administered or enforced by a member state of the European Union or any Governmental Authority having jurisdiction over any Borrower or any of its Affiliates.

“Anti-Terrorism Laws/Anti-Money Laundering Laws” shall mean any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law, related to terrorism financing or money laundering including the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959).

“Applicable Interest Rate” shall mean (i) with respect to each day during each Interest Period pertaining to a Borrowing consisting of Term SOFR Rate Loans, the Term SOFR Rate, and (ii) with respect to Borrowings consisting of ABR Term Loans, the Alternate Base Rate. If the Applicable Interest Rate, as provided above, would be less than zero, the Applicable Interest Rate shall be deemed to be zero.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender, or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower Representative as the office by which its Term Loans are to be made and maintained.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4(b)(iii)) and accepted by the Administrative Agent, substantially in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower Representative.

“Auditor” shall mean, with respect to the Guarantors, Eisner LLP or another auditor of nationally recognized standing.

“Authorized Officer” shall mean, with respect to any Person, any officer or director who is authorized to act for such Person and, in the case of a Borrower, who is identified on the list of Authorized Officers in Schedule I (as such list may be modified or supplemented from time to time by such Borrower or such other person, effective upon receipt of any such modification or supplement by the Administrative Agent and notwithstanding anything to the contrary in Section 9.2).

“Bail-In Action” shall mean the exercise of any Write-Down or Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule or (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” shall mean the occurrence and continuation of any event specified in Section 7.1(j) with respect to the Issuer.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent as its “prime rate” in effect at its principal office in New York City on such day; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Beneficial Owner” shall mean, with respect to any amount paid hereunder or under any other Loan Document, the Person that is the beneficial owner, for U.S. federal income tax purposes, of such payment.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the meaning set forth in the introductory paragraph hereof.

“Borrower LTV Test” has the meaning set forth in the Fee Letter.

“Borrower Joinder” has the meaning set forth in Section 9.16.

“Borrower Representative” shall mean CD&R Keystone, acting on behalf of the Borrowers, as set forth in Section 1.4.

“Borrowing” shall mean a borrowing consisting of one Type of Term Loans made on the same Borrowing Date or, in the case of Term SOFR Rate Loans, having the same Interest Period.

“Borrowing Date” shall mean the date of the Borrowing specified in the applicable Notice of Borrowing; provided that all of the terms and conditions of such Borrowing have been satisfied or waived in accordance with the terms of this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed, except that when used in connection with a Term SOFR Rate Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in New York, New York and London.

“Capital Call Confirmation Package” shall mean a notice from the CDR Guarantor confirming that the CDR Guarantor has called capital from its limited partners in the aggregate amount specified therein (which shall be an amount not less than the relevant Required Call Amount), or otherwise has made arrangements reasonably satisfactory to the Administrative Agent for capital to be made available in such amounts as described therein, with the proceeds thereof to be funded no later than the end of the Capital Call Period following delivery of such capital call or other arrangements.

“Capital Call Period” shall mean fifteen (15) Business Days.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such Person for financial reporting purposes in accordance with GAAP prior to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (and all calculations and deliverables under this Agreement (other than those made under clauses (a) or (b) of Section 5.1) shall be made or delivered, as applicable, based on GAAP as in effect prior to such adoption).

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, exempted company, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other equity security.

”CD&R Keystone” has the meaning set forth in the introductory paragraph hereof.

“CDR Guarantee” shall mean the Guarantee dated the date hereof made by the CDR Guarantor and the other Guarantors from time to time party thereto delivered pursuant to this Agreement, in favor of the Administrative Agent for the benefit of the Lenders.

“CDR Guarantor” shall mean Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership, acting by its general partner, CD&R Associates XII, L.P., a Cayman Islands exempted limited partnership, in turn acting by its general partner, CD&R Investment Associates XII, Ltd., a Cayman Islands exempted company.

“CDR LLC” shall mean Clayton, Dubilier & Rice, LLC.

“Change in Law” shall mean the occurrence, after the date of this Agreement (or, with respect to any Lender or Agent, if later, the date such Lender becomes a Lender or such Agent becomes an Agent, as applicable, or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later), of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or any change in the administration, interpretation, implementation or application thereof, by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority to any Lender (or its Applicable Lending Office); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, directives or interpretations thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or applied.

“Change of Control” shall mean, with respect to any Borrower, other than in connection with a Permitted Preferred Interest Affiliate Transfer, CDR LLC or the CDR Guarantor shall cease to directly or indirectly control such Borrower.

“Closing Date” shall mean February 3, 2026.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning specified in each Security Agreement.

“Collateral Account” shall mean the “Collateral Accounts” specified in the Security Agreement.

“Collateral Agent” shall mean Wells Fargo in its capacity as Collateral Agent hereunder and under the Collateral Documents, and shall include any successor thereto appointed in accordance with the applicable Security Agreement.

“Collateral Documents” shall mean, collectively, the Security Agreements, any Control Agreement and all other similar instruments and other agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof.

“Communications” has the meaning set forth in Section 9.1(b)(iv).

“Conditions Precedent” has the meaning set forth in Section 3.1.

“Constituent Documents” shall mean, with respect to a Person, all formation, organizational and constitutive documents, including, without limitation, its limited partnership, exempted limited partnership, operating, joint venture, trust or other agreement, deed, instrument, memorandum and/or articles of association or bylaws, in each case as it may be restated, modified, amended or supplemented from time to time.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and investments of a Person, whether through the ability to exercise voting power, by contract or otherwise (and “Controlling” and “Controlled” have the corresponding meanings).

“Control Agreement” shall mean any agreement establishing “control” (as that term is defined in Section 8-106 of the UCC) by the Collateral Agent over the applicable Collateral.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.18.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, the Cayman Islands, the State of Delaware or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest Rate” has the meaning set forth in Section 2.12(d).

“Defaulting Lender” shall mean, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) if such Lender or its direct or indirect parent company is solvent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, in each case so long as such ownership interest or appointment (as applicable) does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(a)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Derivative Transactions” shall mean (i) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) a type of transaction that is similar to any transaction referred to in clause (i) that is entered into in the financial markets and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, or (iii) any combination of such transactions.

“Designated Amount” shall mean, at any time of determination, the sum of (i) the outstanding principal amount of Term Loans (including any PIK Amount) and (ii) any unpaid Accrued Interest thereon.

“Disposition Distribution Condition” has the meaning set forth in Section 2.11(d).

“Disqualified Party” shall mean (i) any competitor of any Borrower or any Guarantor or any of their respective Subsidiaries that is in the same or a similar line of business as such Borrower, Guarantor or Subsidiaries or any affiliate of such competitor, (ii) any Person whose principal investment strategy is investing in distressed debt or the pursuance of loan-to-own strategies that is identified from time to time in writing by any Borrower or CDR LLC to the Administrative Agent, (iii) any Person that is identified in writing by any Borrower or CDR LLC to the Administrative Agent on or prior to the date hereof and (iv) any Person designated in writing by any Borrower or CDR LLC to the Administrative Agent after the date hereof with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that in no event shall any notice given pursuant to clause (iv) of this definition apply to retroactively disqualify any Person who previously acquired and continues to hold, any Term Loans, Commitments or participations prior to the receipt of such notice.

“Distribution Condition” has the meaning set forth in Section 2.11(c).

“Division” has the meaning set forth in Section 1.5.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic System” shall mean Intralinks®, ClearPar®, Debt Domain, SyndTrak and any other similar Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Enforcement Notice” has the meaning set forth in Article VII.

“Enforcement Rights” has the meaning set forth in Article VII.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with a Borrower under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by a Borrower or any of its ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by a Borrower or any of its ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from a Borrower or any of its respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” has the meaning set forth in Section 8.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 8.13(c).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 8.13(c).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 8.13(c).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Liability” shall mean any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or its applicable lending office, or any branch or affiliate thereof or otherwise required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes, Taxes on doing business or Taxes measured by or imposed upon overall capital or net worth, in each case, imposed as a result of such Recipient or affiliate being organized under the laws of, or having its principal office or a branch in, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Term Loan or Term Commitment pursuant to a law in effect on the date on which (i) in the case of a Lender, such Lender acquires the applicable interest in the Term Loan or Term Commitment (other than pursuant to an assignment request by a Borrower under Section 2.22) and, in the case of any other Recipient, such Recipient becomes a party hereto (or in each case, if such Lender or other Recipient is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member of such Lender or other Recipient becomes a beneficiary, partner or member thereof, if later) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.18 and (e) any withholding Taxes imposed under FATCA.

“Facility” shall mean the Term Commitments and the extensions of credit made thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§ 101-104), as amended.

“Federal Funds Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter” means that certain Fee Letter, dated as of the date hereof, by and among the Borrower, the Administrative Agent and the Lenders.

“Fiscal Quarter” shall mean any fiscal quarter of a Borrower.

“Fiscal Year” shall mean any fiscal year of a Borrower.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“Government Official” shall mean (a) any officer or employee of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, any public international organization or any political party, or (b) any candidate for public office.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” has the meaning set forth in the CDR Guarantee.

“HMT” has the meaning set forth within the definition of “Sanctions.”

“Illegality Event” means the occurrence of a Change in Law that makes it unlawful for the Lenders to make or maintain any Term Loans bearing interest at the Term SOFR Rate (“Affected Loans”) provided, that if an affected Borrower so elects, Affected Loans may bear interest at any applicable Benchmark Replacement then in effect or, at the affected Borrower’s option, the Alternate Base Rate or an alternate rate reasonably determined by the Administrative Agent to adequately reflect the Lenders’ cost of funding such Affected Loans, in which case no Illegality Event will be deemed to have occurred.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person whether or not such Indebtedness has been assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such property at such date of determination (as determined in good faith by the Borrower Representative) and (B) the amount of such Indebtedness of such other Persons, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) all net obligations of such Person in respect of Derivative Transactions, (xi) all Off-Balance Sheet Liabilities and (xii) solely for purposes of calculating the aggregate amount of Indebtedness of any Person pursuant to Section 5 of the CDR Guarantee, all Accrued Interest of such Person in respect of the Facility. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Payment Date” shall mean as to any Term Loan, (a) the Quarterly Payment Date and (b) the Termination Date.

“Interest Period” shall mean with respect to any Term SOFR Rate Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term SOFR Rate Loan and ending (x) one, three or six months (or if agreed to by each Lender, 12 months or a shorter period) thereafter or (y) on the last day of the first Fiscal Quarter ending after the Closing Date, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term SOFR Rate Loan and ending one, three or six months (or if agreed to by each Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period that would otherwise extend beyond the Stated Maturity Date shall (for all purposes other than Section 2.17) end on the Stated Maturity Date; and

(iii)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Reserve Account” shall mean any designated account of a Borrower established from time to time for purposes of funding interest hereunder and maintained with any other financial institution designated by such Borrower; provided that (x) subject to Section 3(c) of the Security Agreement, such account shall be at all times subject to a Control Agreement and (y) no cash may be withdrawn from the Interest Reserve Account unless such cash is being applied to pay interest in accordance with Section 2.12. Any Borrower shall be permitted in its discretion to deposit proceeds from an Issuer Distribution or a Permitted Preferred Interest Transfer from the Issuer in an amount not to exceed the sum of the Interest Reserve Amount into the Interest Reserve Account in lieu of making a prepayment of the Term Loans pursuant to Section 2.11.

“Interest Reserve Amount” shall mean as of the date of determination, an amount equal to the aggregate projected interest payments for the following two full fiscal quarters, calculated on the basis of the reasonably anticipated Applicable Interest Rate.

“Investment Agreement” shall mean that certain Investment Agreement, dated as of February 10, 2025, by and among the Issuer, CD&R Keystone and, solely for purposes of Section 4.10 thereof, Clayton, Dubilier & Rice Fund XII, L.P.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer” shall mean Columbus McKinnon Corporation, a New York corporation.

“Issuer Distribution” shall mean (i) any dividend or distribution of cash by the Issuer to any Borrower with respect to the Preferred Interests, including pursuant to a dividend, distribution, repurchase or redemption of the Preferred Interests or (ii) any loan or other issuance of debt in the form of cash and in lieu of any cash dividend or distribution by the Issuer with respect to the Preferred Interests to any Borrower.

“Lenders” has the meaning set forth in the introductory paragraph hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan Documents” shall mean, collectively, this Agreement, the CDR Guarantee, the Collateral Documents, the Fee Letter and any Notes, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“LTV Trigger” has the meaning set forth in the Fee Letter.

“Material Adverse Effect” shall mean an event or circumstance that would reasonably be expected to materially and adversely affect (a) the legality, validity or enforceability against the Borrowers and the Guarantors of the Loan Documents, taken as a whole, (b) the Borrowers’ and the Guarantors’ ability to perform their obligations under the Loan Documents, taken as a whole, (c) the legal rights and remedies to any Lender under the Loan Documents, taken as a whole, or (d) the business, assets, operations or condition, financial or otherwise, of the Borrowers and the Guarantors, taken as a whole.

“Maximum Rate” has the meaning set forth in Section 2.12(d).

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) a Borrower or an ERISA Affiliate of such Borrower, and each such plan for the five-year period immediately following the latest date on which such Borrower or such ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Proceeds” shall mean, at any time of determination, with respect to any Issuer Distribution, Permitted Preferred Interest Transfer or other event, the cash proceeds of such event minus (i) attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such event and net of taxes paid or payable as a result thereof; (ii) the amount of any such proceeds that constitutes or is necessary to fund a Tax Distribution, (iii) any amounts deposited in the Interest Reserve Account up to the Interest Reserve Amount and (iv) any amounts utilized to pay accrued and outstanding interest on the Term Loans on or prior to the next immediately succeeding Interest Payment Date after receipt of such proceeds.

“Non-Consenting Lender” has the meaning set forth in Section 2.21.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Note” shall mean each promissory note entered into by a Borrower in favor of a Lender evidencing the Term Loans made or to be made by it hereunder, substantially in the form of Exhibit A.

“Notice of Borrowing” has the meaning set forth in Section 2.3.

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.24.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” shall mean all amounts owing by the Borrowers to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Term Loan including, without limitation, all principal, interest (including any PIK Amount and any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent and any Lender incurred, and that are required to be paid by any Borrower, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person or (ii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, applicable lending office, affiliate or branch, Taxes imposed as a result of a present or former connection between such Recipient, applicable lending office, branch or affiliate and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, or performed its obligations under, or received payments under, or engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under any Loan Document.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning set forth in Section 9.4(e).

“Participant Register” has the meaning set forth in Section 9.4(g).

“Partners’ Capital” shall mean, in respect of the Guarantors on a particular date, the aggregate “Partners’ Capital” of the Guarantors as set forth on the balance sheets of the Guarantors most recently delivered to the Administrative Agent; provided, however, that the Partners’ Capital of any Guarantor for which the Administrative Agent has not received the information described in Section 5.1(b) hereof shall be deemed to be zero (0).

“PATRIOT Act” has the meaning set forth in Section 9.12.

“Payment Notice” has the meaning set forth in Section 8.13(b).

“Payment Office” shall mean the office of the Administrative Agent located at 550 S Tryon Street, 15th Floor, Charlotte, NC 28202, or such other location as to which the Administrative Agent shall have given written notice to the Borrower Representative and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Liens” shall mean:

(i)             Liens imposed by law for Taxes, assessments and similar charges not yet delinquent or that are not material, taken as a whole, or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)            Liens in respect of judgments that do not constitute an Event of Default under clause (o) of Article VII;

(iii)           Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business and Liens in favor of financial institutions encumbering deposits or other amounts (including the right of set-off) which are within the general parameters customary in the banking industry;

(iv)           Liens arising under any Security Agreement;

(v)            Liens arising under any hedging arrangement between a Lender and its hedge counterparty; and

(vi)          Transfer Restrictions on the Preferred Interests and other equity interests of the Issuer as in effect on the Closing Date or otherwise not materially adverse to the Lenders.

“Permitted Preferred Interest Affiliate Transfer” shall mean (a) the sale, transfer or other disposition of any Preferred Interests to an affiliate of such Borrower provided that (i) such affiliate shall become a “Borrower” hereunder pursuant to Section 9.16, (ii) such transferred Preferred Interests shall continue to be held through the Issuer’s direct parent, (iii) the Guarantors shall continue to guarantee the Obligations; provided that such guarantee may be assumed by another affiliate of the CDR Guarantor subject to the prior written consent of each lender in its sole discretion and (iv) in the event of a sale, transfer or other disposition of a portion of the Preferred Interests, such Preferred Interests shall be pledged promptly following such sale, transfer or other disposition to secure the Obligations.

“Permitted Preferred Interest Transfer” shall mean the sale, transfer or other disposition of any Preferred Interests (including pursuant to a drag-along sale or tag-along sale) so long as (other than with respect to a sale, transfer or other disposition pursuant to a Permitted Preferred Interest Affiliate Transfer) (i) such sale, transfer or other disposition of such Preferred Interests is for fair market value to a third party, (ii) the Net Proceeds of such sale, transfer or other disposition are applied to the payment of the Term Loans pursuant to Section 2.11 to the extent required thereunder, (iii) immediately after giving effect to such Permitted Preferred Interest Transfer and the application of the net cash proceeds of such Permitted Preferred Interest Transfer, the Designated Amount shall not exceed the LTV Trigger.

“Person” shall mean any individual, partnership (including any exempted limited partnership), firm, corporation, company (including any exempted company), association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“PIK Amount” has the meaning set forth in Section 2.12(e).

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by a Borrower or any ERISA Affiliate of such Borrower or to which such Borrower or any such ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which such Borrower or any such ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Preferred Interests” shall mean 800,000 shares of “Series A Cumulative Convertible Participating Preferred Stock” issued by the Issuer and the Issuer’s common stock, par value $1.00, issued upon conversion thereof, in either case owned directly or indirectly by the Borrowers.

“Prohibited Transferee” has the meaning specified in the Investment Agreement.

“Pro Rata Share” shall mean, with respect to all Term Commitments and Term Loans of any Lender at any time, a fraction the numerator of which shall be the sum of such Lender’s Term Commitment (or if such Term Commitment has been terminated or expired or the Term Loans have been declared to be due and payable, the aggregate amount of such Lender’s outstanding Term Loans (including any PIK Amount)) and the denominator of which shall be the sum of all Lenders’ Term Commitments (or if such Term Commitments have been terminated or expired or the Term Loans have been declared to be due and payable, the aggregate amount outstanding of Term Loans (including any PIK Amount) of all Lenders funded under such Term Commitments).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.18.

“Quarterly Payment Date” means the 1st day of January, April, July and October of each year, commencing on April 1, 2026; provided, that if any such date is not a Business Day, such Quarterly Payment Date shall be the next succeeding Business Day.

“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning set forth in Section 9.4(c).

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Lender” has the meaning set forth in Section 2.21.

“Reporting Requirements” has the meaning set forth in Section 5.1.

“Required Call Amount” shall mean, (i) with respect to any acceleration of the Term Loans pursuant to Section 7.1 following the occurrence of an Event of Default with respect to a Borrower, the aggregate amount in cash necessary to repay the Designated Amount and (ii) in the case of any mandatory prepayment owing under Section 2.11, the aggregate amount in cash then necessary to repay the Designated Amount then due and owing.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Term Commitments at such time or, if the Lenders have no Term Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding amount of Term Loans (including any PIK Amount); provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Term Commitments and aggregate outstanding Term Loans (including any PIK Amount) shall be excluded for purposes of determining Required Lenders; provided, further, that to the extent that any Lender is a Disqualified Party, such Disqualified Party and all of its Term Commitments and aggregate outstanding Term Loans (including any PIK Amount) shall be excluded for purposes of determining Required Lenders.

“Restricted Party” shall mean a Person that is (i) listed on, or 50% or more owned by Persons listed on, any Sanctions List; (ii) located in, domiciled in, or incorporated under the laws of, or 50% or more owned by a Person located in or organized under the laws of, a country or territory that is the target of country-wide or territory-wide Sanctions, including at the time of this Agreement Cuba, Iran, North Korea, Crimea region of Ukraine, Kherson, Zaporizhzhia, Donetsk People’s Republic, and Luhansk People’s Republic; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Sanction” or “Sanctions” shall mean the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States of America; (b) the United Nations; (c) the European Union; (d) the United Kingdom; (e) Canada; (f) Switzerland; or (g) the respective governmental institutions and agencies of any of the foregoing, including OFAC, the U.S. Department of State and His Majesty’s Treasury (“HMT”) (together the “Sanctions Authorities”).

“Sanctions Authorities” has the meaning set forth within the definition of “Sanctions.”

“Sanctions List” shall mean the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Bank List maintained by HMT, or any similar list maintained by any of the Sanctions Authorities, to the extent that designation on such a list imposes applicable restrictive measures.

“Secured Obligations” has the meaning assigned to it in each Security Agreement.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Security Agreement” shall mean (a) each security agreement, dated as of the Closing Date between any Borrower, in its capacity as pledgor, and the Collateral Agent for the benefit of the Secured Parties, and (b) any security agreement between any Additional Borrower, in its capacity as pledgor, and the Collateral Agent for the benefit of the Secured Parties, in each case substantially in the form of Exhibit C, entered into in connection with this Agreement and governed by New York law, and in each case as amended, supplemented or otherwise modified from time to time.

“Similar Law” has the meaning set forth in Section 4.15(b).

“SOFR” shall mean, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Spread” shall have the meaning set forth in the Fee Letter.

“Standstill Period” has the meaning given to it in Article VII.

“Stated Maturity Date” shall mean [****]1, as the same may be extended in accordance with Section 2.7.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, company (including any exempted company), partnership (including any exempted limited partnership), joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and of which securities or other ownership interests representing more than 50% of the ordinary voting power are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Supported QFC” has the meaning set forth in Section 9.18.

“Tax Distribution” shall mean any distribution in an amount intended to enable any Borrower’s direct or indirect equity owners (or any Person whose Tax liability is determined by reference to the income of any such equity owner) to discharge their U.S. federal, state and local (and, as such Borrower shall determine, non-U.S.) Tax liabilities arising from allocations made (or to be made) and any distributions made to any such equity owner (or any Person whose Tax liability is determined by reference to the income of any such equity owner) with respect to the Preferred Interests and any such equity owner’s direct or indirect ownership of such Borrower. The amount of each Tax Distribution shall be determined by any Borrower acting reasonably based on such assumptions as such Borrower reasonably determines to be appropriate.

1 Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.2.

“Term Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans to the Borrowers in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II hereto. The original aggregate amount of the Term Commitments on the Closing Date is $640,000,000.00.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean:

(a)            for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)            for any calculation with respect to an ABR Term Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Rate Loan” shall mean a Term Loan that bears interest at a rate based on the Term SOFR Rate.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall mean the earliest to occur of (i) the Stated Maturity Date, (ii) a date on which the Term Loans become due and payable following an Event of Default pursuant to Article VII or (iii) any other date on which this Agreement is terminated or deemed terminated, pursuant to, and in accordance with, its terms.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Transfer Restrictions” shall mean, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or any pledgee thereof to sell, assign, pledge or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment, pledge or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon (including the limitations set forth in the Issuer’s Constituent Documents), (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such item of Collateral being a “restricted security” or the Borrower being an “affiliate” of the issuer of such item of Collateral, as such terms are defined in Rule 144); provided that for purposes of Section 5.10, Transfer Restrictions shall not include certification or documentation requirements to reduce or eliminate any withholding Taxes.

“Transactions” shall mean collectively, any or all of the following (whether taking place prior to, on or following the Closing Date) (i) the entry into the Investment Agreement and the consummation of the transactions contemplated thereby, including the acquisition of the Preferred Stock (as defined in the Investment Agreement), (ii) the execution, delivery and performance by the Borrowers of this Agreement, the Notes, the Security Agreements and any Control Agreements, the borrowing of the Term Loans hereunder, and the use of the proceeds thereof and the creation, perfection and enforcement of any security interest created under the Collateral Documents, and (iii) all other transactions relating to any of the foregoing (including payment of fees, premium and expenses related to any of the foregoing).

“Type” shall mean the type of Term Loans determined based on the interest option applicable thereto, whether ABR Term Loans or Term SOFR Rate Loans.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company that is a solvent Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction or jurisdictions for purposes of any provisions hereof relating to perfection or priority and for purposes of any definitions related to such provisions.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.18.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.18(g)(ii)(B)(iii).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean a Borrower or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, the powers of the applicable Resolution Authority in each case under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2         Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Guarantors delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of each Guarantor last delivered to the Administrative Agent in connection with this Agreement); provided that if a Borrower notifies the Administrative Agent that such Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article VI for such purpose), then such Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.

Section 1.3         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iii) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (iv) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) any reference to any IRS form shall be construed to include any successor form. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. All references to a Cayman Islands exempted limited partnership taking any action, having any power or authority or owning, holding or dealing with any asset are to such partnership acting through its general partner (or, as the case may be, such general partner’s general partner).

Section 1.4         Borrower Representative. Notwithstanding anything to the contrary herein, the Borrower Representative shall interact with the Administrative Agent on behalf of the Borrowers. Term Loans shall be requested by the Borrower Representative pursuant to a single Notice of Borrowing on behalf of the applicable Borrower(s) requiring the Term Loan. Proceeds of Term Loans shall be paid by the Administrative Agent to the Borrowers as specified in the Notice of Borrowing or any supplement thereto. Repayments of Term Loans shall be paid by the Borrower Representative on behalf of the applicable Borrower(s) to the Administrative Agent for distribution to the Lenders.

Section 1.5         Divisions. Any reference herein or in any other Loan Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

ARTICLE II
AMOUNT AND TERMS OF THE TERM COMMITMENTS

Section 2.1         General Description of Facility. Subject to and upon the terms and conditions herein set forth, the Lenders hereby establish in favor of the Borrowers a term loan facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Term Commitment) to make Term Loans to the Borrowers in accordance with Section 2.2.

Section 2.2         Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make, in a single draw on the Closing Date, one or more term loans (the “ Term Loans”) to the Borrowers in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule II under the heading “ Term Commitment”, which Term Loans:

(i)             except as hereinafter provided, shall, at the option of the Borrower Representative be incurred and maintained as, and/or converted into, ABR Term Loans or Term SOFR Rate Loans; and

(ii)            shall be made by each such Lender in an aggregate principal amount which does not exceed the Term Commitment of such Lender.

Once repaid, Term Loans incurred hereunder may not be reborrowed.

Section 2.3         Procedure for Borrowing. The Borrower Representative shall have given the Administrative Agent written notice (or telephonic notice promptly confirmed in writing), substantially in the form of Exhibit 2.3 (a “Notice of Borrowing”), prior to 11:00 a.m. three (3) Business Days prior to the Closing Date (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), which Notice of Borrowing may be revoked. Such Notice of Borrowing shall specify (i) the aggregate principal amount of such Borrowing, (ii) the Type of Term Loans requested thereunder, (iii) if the Borrowing consists of Term SOFR Rate Loans, the length of the Interest Period applicable thereto, (iv) the date of such Borrowing (which shall be the Closing Date) and (v) the identity and wire instructions of the Borrower(s) (which may be changed by the Borrower Representative by written notice to the Administrative Agent on or prior to the date that is three (3) Business Days prior to the date of such requested Borrowing (or such later time as may be agreed by the Administrative Agent in its reasonable discretion); provided that the Borrower Representative shall provide a supplemental notice with the updated information on or prior to the date that is three (3) Business Days prior to the date of such requested Borrowing (or such later time as may be agreed by the Administrative Agent in its reasonable discretion)). Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

Section 2.4         Funding of Borrowings.

(a)            Each Lender will make available each Term Loan to be made by it hereunder on the Closing Date by wire transfer in immediately available funds by 9:00 a.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Term Loans available to the applicable Borrower by promptly crediting the amounts that it receives, in like funds by 9:30 a.m. on the Closing Date, to an account maintained by such Borrower with the Administrative Agent or, at such Borrower’s option, by effecting a wire transfer of such amounts to an account designated by such Borrower to the Administrative Agent.

(b)            Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the applicable Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the Closing Date, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Applicable Interest Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative, and the Borrowers, or any of them, shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(c)            All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

Section 2.5         Termination of Term Commitments. Unless previously terminated, all Term Commitments shall terminate on the Closing Date (after giving effect to the incurrence of the Term Loans on such date).

Section 2.6         [Reserved].

Section 2.7         Extension of Term of Facility. If (i) the Borrower Representative delivers written notice to the Lenders and the Administrative Agent not less than 90 days before the then Stated Maturity Date requesting an extension of the Stated Maturity Date and (ii) each Lender agrees in writing to such request not less than 30 days before the then Stated Maturity Date (or as otherwise may be agreed between the Lenders and the Borrower Representative from time to time), then, effective as of the then applicable Stated Maturity Date, such Stated Maturity Date shall be extended by the period agreed by the parties; provided, that a failure by any Lender to deliver written notification to the Borrower Representative of its decision within the required timing, or within such other period as agreed between the Borrower Representative and such Lender, shall be deemed a refusal by such Lender to extend the Stated Maturity Date.

Section 2.8         Repayment of Term Loans. The outstanding principal amount of all Term Loans shall be due and payable (together with any PIK Amount and unpaid Accrued Interest thereon) on the Termination Date.

Section 2.9         Evidence of Indebtedness. At the request of the applicable Lender, concurrently with the execution hereof and upon each assignment permitted under Section 9.4, each Borrower shall execute and deliver a Note in the name of each Lender, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and with such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently herewith, be determined by the officers executing such Note, as evidenced by their execution of the Note. Each Note will have a maximum principal amount equal to the initial Term Loans of the applicable Lender.

Section 2.10         Optional Prepayments.

(a)            A Borrower shall have the right at any time and from time to time to prepay the Designated Amount, in whole or in part, without premium or penalty, on any Business Day subject to prior written notice (or telephonic notice promptly confirmed in writing), substantially in the form of Exhibit 2.10 (or in such other form reasonably acceptable to the Administrative Agent) (a “Notice of Prepayment”). The applicable Borrower shall notify the Administrative Agent by telephone, which shall be confirmed by delivering the Notice of Prepayment by electronic mail or telecopy promptly thereafter, of any prepayments hereunder, not later than 11:00 a.m., New York City time, (i) at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date of prepayment (in the case of Term SOFR Rate Loans) or (ii) on the date of prepayment (in the case of ABR Term Loans). Each such Notice of Prepayment shall be irrevocable and shall specify the prepayment date and the Designated Amount or portion thereof to be prepaid. Each partial prepayment shall be in an amount not less than $5,000,000 unless the Required Lenders shall have agreed to a lesser amount. Each Lender will record a prepayment on the annex provided therefor on the applicable Note or, in the event that the Lender does not have such Note, on its books and records relating to such Term Loans.

(b)            Upon receipt of the Notice of Prepayment described in paragraph (a) above, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such Notice of Prepayment is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with Accrued Interest to such date on the amount so prepaid in accordance with Section 2.12.

Section 2.11         Mandatory Prepayments.

(a)            Upon delivery of a written notice from the Administrative Agent on behalf of the Lenders to the Borrower Representative of the occurrence of an Illegality Event and by no later than the earliest of (i) the date required by law, (ii) three (3) days following the delivery of such written notice and (iii) the Termination Date, the Borrowers shall prepay the Obligations together with any Accrued Interest and any other costs, accrued and other fees or amounts due or payable by the Borrowers under the Loan Documents.

(b)            Following the occurrence of a Change of Control of any Borrower, the Borrowers shall prepay the aggregate outstanding principal amount of Term Loans (including, for the avoidance of doubt, any PIK Amount), together with any Accrued Interest to the date of such prepayment and all other Obligations then due and owing.

(c)            Following the receipt by (or on behalf of) any Borrower of Net Proceeds of an Issuer Distribution, such Borrower shall prepay the Term Loans (including, for the avoidance of doubt, any PIK Amount) together with any Accrued Interest to the date of such prepayment on the amount so prepaid in an aggregate amount equal to such Net Proceeds; provided, no prepayment shall be required pursuant to this clause (c) to the extent the Borrower LTV Test would be met on a pro forma basis immediately after giving effect to such Issuer Distribution and any payment hereunder (the “Distribution Condition”). Notwithstanding anything herein to the contrary, any Borrower shall be permitted to pay or make, directly or indirectly, any restricted payment or other distribution in an amount equal to all or a portion of the proceeds of any Issuer Distribution, or use such amount for any purpose not otherwise prohibited hereunder, to the extent no prepayment is required in such amount pursuant to the Distribution Condition.

(d)            Following the occurrence of a Permitted Preferred Interest Transfer, the Borrowers shall after receipt of any proceeds in connection with such Permitted Preferred Interest Transfer, prepay the Term Loans (including, for the avoidance of doubt, any PIK Amount) together with any Accrued Interest to the date of such prepayment on the amount so prepaid in an aggregate amount equal to the Net Proceeds received therefrom. provided, no prepayment shall be required pursuant to this clause (d) to the extent the Borrower LTV Test would be met on a pro forma basis immediately after giving effect to such Permitted Preferred Interest Transfer and any payment hereunder (the “Disposition Distribution Condition”). Notwithstanding anything herein to the contrary, any Borrower shall be permitted to pay or make, directly or indirectly, any restricted payment or other distribution in an amount equal to all or a portion of the proceeds of any Permitted Preferred Interest Transfer, or use such amount for any purpose not otherwise prohibited hereunder, to the extent no prepayment is required in such amount pursuant to the Disposition Distribution Condition.

(e)            Following the occurrence of a Bankruptcy Event with respect to the Issuer, the Borrowers shall prepay the aggregate outstanding principal amount of Term Loans (including, for the avoidance of doubt, any PIK Amount), together with any Accrued Interest to the date of such prepayment, and all other Obligations then due and owing.

(f)            If at any time the removal of an AIV Guarantor (as defined in the CDR Guarantee) from the CDR Guarantee would cause the Designated Amount to exceed the LTV Trigger, the Borrowers shall, prior to or concurrently with such removal, prepay the Term Loans (including, for the avoidance of doubt, any PIK Amount) together with any Accrued Interest to the date of such prepayment on the amount so prepaid in an amount equal to such excess.

(g)            Any mandatory prepayment of the Term Loans pursuant to this Section shall be made on or prior to the date that is five (5) Business Days (or such later date that is agreed to by the Administrative Agent, but in any event not to exceed ten (10) Business Days) following the date on which the applicable event or receipt of the applicable Net Proceeds occurs plus, if during such period the Borrower Representative delivers to the Administrative Agent a Capital Call Confirmation Package, fifteen (15) Business Days.

(h)            Any prepayments made by the Borrowers pursuant to this Section shall be applied as follows: first, to the Administrative Agent’s and Collateral Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the principal balance of the Term Loans as the Borrowers shall direct, until the same shall have been paid in full, pro rata to the Lenders based on their respective aggregate amount of outstanding Term Loans.

Section 2.12      Interest on Term Loans.

(a)            Each Borrower shall pay interest (i) on each Term SOFR Rate Loan made to such Borrower hereunder at the Term SOFR Rate for each Interest Period plus the applicable Spread and (ii) on each ABR Term Loan at the Alternate Base Rate plus the applicable Spread (in each case, such interest, the “Accrued Interest”).

(b)            If, other than in connection with a Benchmark Transition Event, adequate and reasonable means do not exist for determining the Term SOFR Rate for an Interest Period in the manner set forth above in subsection (a)(i), the applicable Term SOFR Rate Loans shall be made or continued as ABR Term Loans.

(c)            In no event shall the Applicable Interest Rate charged with respect to any Term Loan or any fees, charges or other amounts which may be treated as interest hereunder exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction (the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Designated Amount or, if it exceeds the Designated Amount, refunded to the applicable Borrower. In determining whether the Applicable Interest Rate contracted for, charged or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

(d)            Notwithstanding the foregoing, if any principal on any Term Loan, any Accrued Interest thereon or any fee or other amount payable by any Borrower hereunder is not paid when due, whether on the Stated Maturity Date, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Term Loans as provided in paragraph (a) or (b) of this Section (the “Default Interest Rate”). Such interest shall be payable on demand.

(e)            Accrued Interest on the Term Loans shall be payable by the Borrowers to the Administrative Agent on behalf of the Lenders on each Interest Payment Date and on each day on which the Term Loans are repaid or prepaid; provided that (x) upon written notice by the Borrower Representative to the Administrative Agent at least three (3) Business Days prior to such Interest Payment Date, Accrued Interest in an amount specified by the Borrower Representative with respect to the Term Loans shall be paid from the amounts in a Borrower’s Interest Reserve Account and (y) unless the Borrower Representative elects to pay such interest in cash (either through the Interest Reserve Account or otherwise) by written notice to the Administrative Agent at least three (3) Business Days prior to such Interest Payment Date, such Accrued Interest shall be automatically paid in-kind, in which case such interest will be added, as of such Interest Payment Date, to the outstanding principal amount of the Borrowers’ Term Loans (the aggregate amount of interest so capitalized, the “PIK Amount”)).

(f)            The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder and shall promptly notify the applicable Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13      Fees.

(a)            The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times agreed in writing by the Borrowers and the Administrative Agent.

(b)            [Reserved].

(c)            The Borrowers shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.

Section 2.14      Computation of Interest and Fees. All interest (other than interest based on the Base Rate) and fees hereunder shall be computed on the basis of a year of 360 days and the number of days elapsed, including the first day but excluding the last day; and interest based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days, as the case may be) and the number of days elapsed, including the first day but excluding the last day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.15      Illegality. If any Illegality Event shall have occurred and be continuing with respect to any Affected Loans and any affected Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower Representative and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such Illegality Event no longer exist, the obligation of such Lender to make Term Loans constituting Affected Loans shall be suspended. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.16      Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Term SOFR Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)            subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition affecting this Agreement;

and the result of any of the foregoing is to increase the cost to such Lender by an amount which such Lender deems to be material of making, converting into, continuing or maintaining a Term SOFR Rate Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), and if such Lender is generally requiring similarly situated borrowers under similar credit facilities of similar size to pay such additional amounts, then, from time to time, such Lender may provide the Borrower Representative (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrowers, or any of them, shall pay to such Lender such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered; provided, that, in any such case, each affected Borrower may elect to convert the Term SOFR Rate Loans made by such Lender to such Borrower hereunder to ABR Term Loans by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent) notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 2.16(a).

(b)            If any Lender shall have determined that after the date of this Agreement (or, if later, the date such Lender became a Lender) any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), and if such Lender is generally requiring similarly situated borrowers under similar credit facilities of similar size to pay such additional amounts, then, from time to time, such Lender may provide the Borrower Representative (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrowers, or any of them, shall pay to such Lender such additional amounts as will compensate such Lender or such Parent Company for any such reduction suffered.

(c)            The written notices delivered by a Lender pursuant to clause (a) or (b) above shall include a certificate of such Lender setting forth in reasonable detail the nature of the relevant event, the applicable Borrower and the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender specified in paragraph (a) or (b) of this Section, which shall be conclusive, absent manifest error.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender under this Section for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender notifies the Borrower Representative of such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

Section 2.17      [Reserved].

Section 2.18      Taxes.

(a)            Defined Terms. For purposes of this Section 2.18, the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the amount so payable by any Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section) the applicable Recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, in each case within 10 days after demand therefor.

(d)            Indemnification by the Borrowers. Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 2.18, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Tax Documentation.

(i)            If any Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Agent or such Lender shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Agent or any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable any Borrower or the Administrative Agent to determine whether or not such Agent or such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.18(g)(ii)(A), (B), (D) and (E)) shall not be required if in the Agent’s or Lender’s reasonable judgment such completion, execution or submission would subject such Agent or such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Agent or such Lender.

(ii)            Without limiting the generality of the foregoing:

(A)            any Lender or Agent that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender or such Agent becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender or Agent is a U.S. Person and is exempt from U.S. federal backup withholding Tax;

(B)            any Foreign Lender and Agent that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or such Agent, as applicable, becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

i.            in the case of a Foreign Lender or Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as appropriate, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as appropriate, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.            executed originals of IRS Form W-8ECI;

iii.            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.18A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as appropriate; or

iv.            to the extent a Foreign Lender or Agent is not the Beneficial Owner, (x) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E as appropriate, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.18B or Exhibit 2.18C, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.18D on behalf of each such direct and indirect partner;

(C)            any Foreign Lender or Agent that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Agent becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit any Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to an Agent or Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent or such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Agent or such Lender has complied with such Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For the avoidance of doubt, the Borrowers and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.

(E)            Notwithstanding the foregoing, the Administrative Agent shall deliver to the Borrower on or prior to the date on which it becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower):

i.            in the case of an Administrative Agent that is not a U.S. Person:

1.            executed originals of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account; and

2.            executed originals of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations); and

3.            such other forms or certifications as may be sufficient under applicable law to establish whether the Administrative Agent is entitled to receive any payment by any Borrower under this Agreement (whether for its own account or for the account of others) without deduction or withholding, or at a reduced rate of withholding, of any U.S. federal income Taxes;

unless in any such case (other than with respect to U.S. backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower Representative.

ii.            in the case of an Administrative Agent that is a U.S. Person, executed originals of IRS Form W-9 certifying that such Administrative Agent is a U.S. Person and is exempt from U.S. federal backup withholding Tax.

Each Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and deliver such updated form to the Borrower Representative and the Administrative Agent and, if necessary, obtain any extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing any forms or certificates described in this Section 2.18(g).

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.16 or this Section 2.18 (including by the payment of additional amounts pursuant to Section 2.16 or this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.19      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            The Borrowers shall make each payment required to be made by each of them hereunder (whether of principal, interest, fees or reimbursement of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.3 may be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent and Collateral Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Term Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its outstanding Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its outstanding Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the outstanding Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective outstanding Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its outstanding Term Loans to any assignee or participant, other than to a Borrower or Affiliate thereof (as to which the provisions of this subsection shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.20      Mitigation of Obligations. If any Recipient requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Recipient or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Recipient shall (at the reasonable request of the Borrower Representative) use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including, in the case of a Lender, designating a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, or otherwise take other steps reasonably available to it to mitigate the effects of the event giving rise to such request if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. If such designation or assignment is requested by the Borrower Representative, the Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.21      Replacement of Lenders. If (a) any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower Representative may, at the Borrowers’ sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 9.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or 2.18, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower Representative shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Term Loans owed to it (including any PIK Amount), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.22      Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders and in Section 9.2.

(ii)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and Collateral Agent under the Loan Documents; second, as the Borrower Representative may request (so long as no Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, [reserved]; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Borrower Representative and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the applicable Term Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary herein or in any other Loan Document, each Borrower, each Lender and the Administrative Agent (each, an “Acknowledging Party”) acknowledges that any liability of any Lender that is an Affected Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured and solely relates to the Loans and not to any other Person, including any other party hereto or any other Loan Document (and not to any other obligations), to such Acknowledging Party (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”) may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any Lender party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such Covered Liability;

(ii)            a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Notwithstanding anything to the contrary herein, nothing contained in this Section 2.23 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document of any Person party hereto (other than an Acknowledging Party to the extent set forth in this Section 2.23) or with respect to any liability that is not a Covered Liability.

Section 2.24      Conversion and Continuation Options.

(a)            Subject to its obligations pursuant to Section 2.17(c), each Borrower may elect from time to time to convert its outstanding Term Loans from Term SOFR Rate Loans to ABR Term Loans by such Borrower giving the Administrative Agent irrevocable notice of such election (each such irrevocable notice, a “Notice of Conversion/Continuation”) prior to 2:00 P.M., New York City time two Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to such election. Such Borrower may elect from time to time to convert outstanding Term Loans from ABR Term Loans in whole or in part to Term SOFR Rate Loans (it being agreed that such Borrower may select Interest Periods with different lengths for different parts of such converted Term SOFR Rate Loan (and upon the applicable conversion, each part of such Term SOFR Rate Loan with a different Interest Period shall thereafter constitute a separate Term SOFR Rate Loan))by such Borrower giving the Administrative Agent a Notice of Conversion/Continuation of such election prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to such election. Any such Notice of Conversion/Continuation requesting a conversion to Term SOFR Rate Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such Notice of Conversion/Continuation the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Term SOFR Rate Loans or ABR Term Loans may be converted as provided herein; provided that (i) (unless the Required Lenders otherwise consent) no Term Loan may be converted into a Term SOFR Rate Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under clause (j) of Article VII), the Administrative Agent has given notice to the Borrowers that no such conversions may be made and (ii) no Term Loan may be converted into a Term SOFR Rate Loan after the date that is one month prior to the Stated Maturity Date.

(b)            Any Term SOFR Rate Loan may be continued as such in whole or in part upon the expiration of the then current Interest Period with respect thereto by a Borrower submitting a Notice of Conversion/Continuation to the Administrative Agent of the length of the next Interest Period to be applicable to such Term Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, it being agreed that such Borrower may select Interest Periods with different lengths for different parts of such Term SOFR Rate Loan (and upon the applicable continuation, each part of such Term SOFR Rate Loan with a different Interest Period shall thereafter constitute a separate Term SOFR Rate Loan); provided that no Term SOFR Rate Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under clause (j) of Article VII), the Administrative Agent has given notice to the Borrowers that no such continuation may be made or (ii) after the date that is one month prior to the Stated Maturity Date; provided, further, that if a Borrower shall fail to give any required Notice of Conversion/Continuation as described above in this clause (b), then (x) such Term Loans shall be automatically continued in full as Term SOFR Rate Loans on the last day of such then expiring Interest Period with an Interest Period of the same length as the then expiring Interest Period or (y) if such continuation is not permitted pursuant to the preceding proviso, such Term Loans shall be automatically converted to ABR Term Loans on the last day of such then expiring Interest Period. Upon receipt of any such Notice of Conversion/Continuation requesting a continuation pursuant to this Section 2.24(b), the Administrative Agent shall promptly notify each affected Lender thereof.

Section 2.25      Benchmark Replacement.

(a)            Benchmark Replacement. If (i) the Administrative Agent determines in good faith that for any reason adequate and reasonable means do not exist for ascertaining the Benchmark or an Illegality Event has occurred, and the inability to ascertain or such Illegality Event, as applicable, is unlikely to be temporary or (ii) the supervisor for the administrator of the Benchmark or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Benchmark shall no longer be used for determining interest rates for loans (in the case of any such clause (i) or (ii), a “Benchmark Transition Event”), then at the option of the Borrower Representative, the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of a reasonable, good faith objection to such Benchmark Replacement from Lenders comprising the Required Lenders specifying in reasonable detail the reason for such objection. If the Administrative Agent has received written notice of such objection from the Lenders comprising the Required Lenders, the then-current Benchmark may nevertheless thereafter be replaced with any Benchmark Replacement approved by the Borrower Representative, the Administrative Agent and the Required Lenders.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, implementation or administration of a Benchmark Replacement, the Administrative Agent and the Borrower Representative will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Benchmark Unavailability Period. During any Benchmark Unavailability Period, the last available then-current Benchmark shall be deemed to be the Benchmark Replacement. Upon the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, for the avoidance of doubt, such requests will be deemed a request for a Borrowing of, conversion to or continuation of Loans bearing interest at such last available then-current Benchmark. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

(d)            Certain Defined Terms. As used in this Section 2.25:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and if such Benchmark is a term rate (including Term SOFR Rate) not including any tenor for such Benchmark if either (A) such tenor is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and consented to by the Borrower Representative or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that such tenor for such Benchmark is or will be no longer representative.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.25.

“Benchmark Replacement” means the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest for transactions similar to that hereunder and (B) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than zero, such Benchmark Replacement will be deemed to be zero.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for transactions similar to that hereunder.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower Representative decide may be appropriate to reflect the use, administration or implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower Representative decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means (1)  in the case of clause (i) of the definition of “Benchmark Transition Event,” the date designated as such by the Administrative Agent and the Borrower Representative in their reasonable discretion and (2) in the case of clause (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark.

“Benchmark Unavailability Period” means the period (if any) (x) starting when a Benchmark Transition Event described in clause (i) or (ii) of the definition thereof occurs if, at such time, no Benchmark Replacement has replaced the then current Benchmark in accordance with this Section 2.25 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with this Section 2.25.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE III

CONDITIONS PRECEDENT TO TERM LOANS

Section 3.1        Conditions to Effectiveness of the Agreement. The effectiveness of this Agreement is conditioned upon satisfaction of the following requirements (the “Conditions Precedent”):

(a)	Executed Documents. The Administrative Agent and the Lenders have received from each party thereto either (i) a counterpart of each Loan Document (other than the Notes and other than any Control Agreements) signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent and the Lenders (which may include transmission of a signed signature page of each Loan Document by electronic mail) that such party has signed a counterpart of such Loan Document; provided that, notwithstanding the foregoing, but without limiting the requirements set forth in Section 3.1(f), to the extent that a valid security interest in the Collateral covered by the Security Agreement (to the extent and with priority contemplated thereby) is not provided on the Closing Date and to the extent the Borrower Representative has used commercially reasonable efforts to provide such Collateral, the provisions of clauses (i) and (ii) above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such Collateral in accordance with the provisions set forth in Section 5.11 if, and only if, each Loan Party shall have executed and delivered the Security Agreement to the Collateral Agent and the Collateral Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement.

(b)	Notes. Each Lender has received its original Note (if requested by such Lender) executed by each Borrower.

(c)	Legal Opinions. The Administrative Agent has received a written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Closing Date) from Debevoise & Plimpton LLP, New York counsel to the Borrowers and the Guarantors, Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Borrowers and the Guarantors (as applicable) and TS&P, Luxembourg counsel to the Guarantors, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and covering such matters relating to the Borrowers, the Guarantors, the Loan Documents, the Transactions, the Term Loans and the security interest created by and perfected pursuant to the Collateral Documents as the Administrative Agent may reasonably request.

(d)	Organization, Existence and Good Standing. The Administrative Agent has received certified copies of such documents and certificates relating to the organization, valid existence and good standing of each Borrower and each Guarantor, specimen signatures of each Authorized Officer of each Borrower and each Guarantor, the authorization of the Transactions (which may be in the form of a general resolution, consent or other authorization) and any other legal matters relating to the Borrowers or any Guarantor or the Transactions as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(e)	Officer’s Certificate. The Administrative Agent has received a certificate dated as of the Closing Date and signed by an Authorized Officer of each Borrower and of each Guarantor, (i) confirming satisfaction of the following conditions as of the Closing Date: (x) the representations and warranties set forth in Section 3.1(h) are true and correct in all material respects; and (y) no Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions on the Closing Date, and (ii) setting forth the Partners’ Capital as of September 30, 2025 and Adjusted Partners’ Capital (based on the Partners’ Capital as of September 30, 2025) as of January 23, 2026.

(f)	Security Interest. All filings, documents and other actions deemed necessary or advisable by the Collateral Agent to perfect the first-priority security interest created under the Collateral Documents have been filed, executed or made, as applicable, and all other actions to perfect or maintain the priority of the security interest have been taken, including, without limitation, filing any of the Collateral Documents or any amendments thereto with the applicable Governmental Authority in each jurisdiction in which such filing is required to perfect the security interest created pursuant to the Collateral Documents in favor of the Collateral Agent and providing the Collateral Agent with evidence satisfactory to it of such filing and the payment by the Borrowers of all fees, taxes and expenses related to such filing; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement, if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable and safe efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with Section 5.11 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion).

(g)	Payment of Fees and Expenses. The Administrative Agent, the Collateral Agent and the Lenders have received all fees and other amounts due and payable by the Borrowers on or prior to the Closing Date, including reimbursement or payment of all UCC filing fees and all other out-of-pocket expenses required to be reimbursed or paid by the Borrowers on or prior to the Closing Date hereunder.

(h)	Representations and Warranties. The representations and warranties of each Borrower set forth in Article IV and of each Guarantor set forth in Section 3 of the CDR Guarantee are true and correct in all material respects on and as of the Closing Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(i)	PATRIOT Act, Etc. The Lenders shall have received at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Loan Parties (i) (x) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation (which Beneficial Ownership Regulation requirements shall be satisfied by delivering the LSTA form beneficial ownership certification) (such rules and regulations, the “KYC Rules”) and (y) set forth on the list of KYC Requirements delivered to CD&R Keystone on or prior to February 3, 2026 and (ii) all other documentation and other information about the Loan Parties that is (x) requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Lenders and (y) (i) required by regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring after February 3, 2026, (ii) required as a result of the occurrence of any change in the Administrative Agent’s or any Lender’s, as applicable, circumstances, which change results in additional information being required under the KYC Rules, (iii) after the Administrative Agent’s or Lenders’ review of any information delivered pursuant to this Section 3.1(i), reasonably determined to be required under the KYC Rules or (iv) readily available and customarily delivered by portfolio company affiliates of CDR LLC in the United States in connection with similar financings.

(j)	Lien Searches. The Collateral Agent shall have received customary lien searches in the United States reasonably requested by it at least 30 calendar days prior to the Closing Date; provided that if delivery of such lien searches to the Collateral Agent may not be accomplished on or before the Closing Date after the Borrower Representative’s commercially reasonable efforts to do so, then delivery of such lien searches shall not constitute a condition precedent to the initial borrowings hereunder if the Borrower Representative agrees to deliver or cause to be delivered such lien searches in accordance with Section 5.11 and otherwise pursuant to arrangements to be mutually agreed by the Borrower Representative and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion).

(k)	Investment Agreement. The Issuer shall have received at least five (5) Business Days prior to the Closing Date, written notice from the Borrower of the identity of the Lenders hereunder.

(l)	Borrowing Notice. With respect to the initial extension of credit, the Administrative Agent shall have received a notice of such Borrowing as required by Section 2.3.

(m)	Statement of Purpose. The Administrative Agent shall have received a purpose statement for the Term Loans in the form of Form U-1 under Regulation U.

(n)	Closing Date LTV. The Administrative Agent shall have received evidence that the Borrower LTV Test has been met.

The delivery by the Administrative Agent or any Lender of its executed signature page to this Agreement shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

Section 3.2        Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and each Lender as of the Closing Date as follows:

Section 4.1        Organization; Powers. Such Borrower (i) is duly registered, formed or incorporated and validly existing under the laws of the jurisdiction of its registration, formation or organization, as the case may be, (ii) has obtained all governmental and other consents, licenses or approvals that are required to have been obtained by it in order to carry on its business as now being conducted and as proposed to be conducted, and such consents are in full force and effect and all conditions of any such consents have been complied with, in each case in this clause (ii) except as would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in all jurisdictions where such qualification is required, if the failure to be so qualified or in good standing would have a Material Adverse Effect.

Section 4.2        Authorization; Enforceability. Such Borrower has the power and authority to execute the Loan Documents to which it is a party and any other documentation relating to the Loan Documents to which it is a party, to deliver the Loan Documents to which it is a party and any other documentation related to the Loan Documents that it is required by the Loan Documents to deliver and to perform its obligations under the Loan Documents to which it is a party and has taken all necessary action to authorize such execution, delivery and performance. Each of the Loan Documents to which such Borrower is a party has been duly executed and delivered by such Borrower and its obligations under such Loan Documents constitute its legal, valid and binding obligations, enforceable against such Borrower in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3        Governmental Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents to which such Borrower is a party (i) do not require any registration or filing with, or any other action by, any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect and any filings contemplated by the Collateral Documents and (b) such as which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect, (ii) do not violate any provision of its Constituent Documents and, except in each case as would not reasonably be expected to have a Material Adverse Effect, do not violate any law applicable to it or any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding upon it or any of its assets, (iii) do not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrowers or their respective assets in any respect that would reasonably be expected to have a Material Adverse Effect and (iv) do not result in the creation or imposition of any Lien on any asset of such Borrower, except for Liens created pursuant to the Collateral Documents.

Section 4.4        Financial Condition.

(a)            The Borrower Representative has furnished, or has directed the CDR Guarantor to furnish, to each Lender the most recent consolidated balance sheet and related statements of income, and Partners’ Capital of the Guarantors as of and for the fiscal quarter ended September 30, 2025. Such financial statements (i) were prepared in accordance with the respective Guarantor’s books of account and records, (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Guarantors as of the date and for the period covered in them and (iii) have been prepared in accordance with GAAP applied consistently throughout the period involved (subject to the absence of footnotes and to normal year-end adjustments).

(b)            The Borrowers and the Guarantors, taken as a whole, are Solvent.

Section 4.5        Disclosure of Material Adverse Developments. Since September 30, 2025, there has been no development or event nor any prospective development or event which (i) has had or would reasonably be expected to have a Material Adverse Effect and (ii) has not been disclosed in writing to the Lenders.

Section 4.6        Property and Assets. Such Borrower has good title to all of its property and assets, except where failure to have such title would not reasonably be expected to have a Material Adverse Effect. Other than to pursuant to the Collateral Documents, such Borrower has not made or authorized any registrations, filings or recordations in any jurisdiction involving a security interest in any Collateral. Such Borrower has good title to its respective property and assets constituting Collateral free and clear of any Liens, other than Permitted Liens. Such Borrower does not own any real property.

Section 4.7        Security Interest. The Security Agreement to which such Borrower is a party is effective to create in favor of the Secured Party a legal, valid and continuing Lien in the Collateral described therein, enforceable against such Borrower and third parties, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (i) a UCC 1 financing statement has been filed with the appropriate registry under the UCC, (ii) all applicable Instruments and Documents (each as described in such Borrower’s Security Agreement) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent or a Securities Intermediary (as defined in the UCC) (or their respective agents appointed for purposes of perfection) and (iii) all Securities Accounts (as defined in the Security Agreement) a security interest in which is required by the Security Documents to be perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction from time to time) are under the “control” of the Collateral Agent, such Lien will constitute a fully perfected first priority Lien on the Collateral, securing the payment of the Secured Obligations, subject only to Permitted Liens. Other than in respect of Liens created pursuant to the Security Agreement, such Borrower does not have any registrations, filings, recordations, or agreements granting “control” (as provided in Section 9-106 of the UCC), in any of the Collateral, including, without limitation, the filings of UCC 1 financing statements or any other registrations, filings or recordations.

Section 4.8        Litigation Matters. There is not pending or, to its knowledge, threatened against such Borrower or any Guarantor or any of their respective assets any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator or that (i) would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect or call into question the validity or enforceability of any of the Loan Documents and which, in the case of this clause (ii), is so pending or threatened on or prior to the Closing Date.

Section 4.9        Compliance with Laws and Agreements. Each of such Borrower and each Guarantor is in compliance (i) with all laws, regulations, orders, writs, injunctions and decrees of any Governmental Authority applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property, in each case if the failure to be so in compliance would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.10      Anti-Terrorism Laws/Anti-Money Laundering Laws; Anti-Corruption Laws.

(a)            No Borrower, Guarantor, CDR LLC and none of the respective officers or directors of any of the foregoing Persons has violated in the previous five (5) years, or is in violation of Anti-Terrorism Laws/Anti-Money Laundering Laws.

(b)            No action, suit or proceeding by any Governmental Authority involving such Borrower, any Guarantor or CDR LLC with respect to Anti-Terrorism Laws/Anti-Money Laundering Laws is pending, and, to the knowledge of such Borrower, no such actions, suits or proceedings are threatened or contemplated

(c)            None of (i) such Borrower, any Guarantor or CDR LLC nor any of their respective directors or officers is a Restricted Party nor (ii) to the knowledge of such Borrower, any Subsidiaries or Affiliates or their respective employees, acting or benefiting in any capacity in connection with the Transactions, is a Restricted Party.

(d)            None of such Borrower, any Guarantor or CDR LLC has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority. To the knowledge of such Borrower, after making such inquiries as are reasonably consistent with industry practice, no investor’s funds used in connection with funding its capital calls are derived from illegal activities.

(e)            None of such Borrower, any Guarantor, CDR LLC, none of their respective officers or directors and, to the knowledge of such Borrower, none of the respective agents or employees of such Borrower, any Guarantor or CDR LLC (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) offered, paid, given, promised to pay, authorized the payment of, or taken any action in furtherance of the payment of anything of value, directly or indirectly, to a Government Official or any other Person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage, or (iii) violated or is in violation of any provision of any Anti-Corruption Laws.

(f)            None of such Borrower, any Guarantor, CDR LLC, none of their respective officers or directors and, to the knowledge of such Borrower, none of the respective agents or employees of such Borrower, any Guarantor or CDR LLC is (i) a Person that resides or has a place of business in a country or territory designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (ii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iii) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns.

Section 4.11      [Reserved]

Section 4.12      Investment Company Act. Such Borrower is not an “investment company” (as such term is defined in the Investment Company Act) required to be registered under the Investment Company Act.

Section 4.13      [Reserved]

Section 4.14      Taxes.

(a)            Tax Return. Such Borrower has timely filed or caused to be filed all income Tax returns and all other Tax returns required to have been filed and has paid all income Taxes and other Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves in accordance with GAAP and except taxes the failure of which to pay would not reasonably be expect to have a Material Adverse Effect; no tax Lien has been filed against such Borrower and, to the best knowledge of such Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge, except Liens or claims the existence of which would not reasonably be expected to have a Material Adverse Effect.

(b)            Withholding. Such Borrower is not required to make any deduction for or on account of Indemnified Taxes from any payment it may make under the Term Loans under the law in effect on the date hereof.

(c)            Tax Classification. Such Borrower is classified as either (i) an “entity disregarded as separate from its owner” for U.S. federal income tax purposes and the sole owner of such Borrower is classified as a partnership for U.S. federal income tax purposes or (ii) an entity classified as a partnership for U.S. federal income tax purposes. Neither such Borrower nor, if applicable, its sole owner, will file or permit the filing of any election to change its classification for U.S. tax purposes.

Section 4.15      ERISA. The following representations shall be repeated on each day during the term of the Agreement.

(a)            No Multiemployer Plans. Such Borrower has not during the past six years maintained, contributed to or had an obligation to contribute to any Multiemployer Plans and does not have any present intention to do so.

(b)            No Plan Assets. Such Borrower is not and will not be (i) an “employee benefit plan” as defined in and subject to Title I ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) a plan or arrangement subject to any law, rule or regulation substantially similar to Section 406 of ERISA and/or Section 4975 of the Code (“Similar Law”) or (iv) a person or entity considered to hold “plan assets” of any of the foregoing as determined under Section 3(42) of ERISA, any applicable regulations of the U.S. Department of Labor, or for purposes of any Similar Law.

(c)            No ERISA Event has occurred or is reasonably expected to occur.

Section 4.16      Disclosure(a)      . Such Borrower has disclosed to the Administrative Agent all agreements, instruments, and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, has a Material Adverse Effect. The reports, financial statements, certificates or other information furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other agreement or document delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected financial information and other information relating to future events or circumstances, such Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.17      [Reserved]

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.1         Reporting Requirements. Such Borrower will deliver, or direct the CDR Guarantor to deliver, to the Administrative Agent, for distribution to the Lenders (collectively, the “Reporting Requirements”):

(a)	Annual Financial Statements. Within 120 days after the end of each fiscal year of each Guarantor, (i) such entity’s annual consolidated balance sheet and related statements of income, as of the end of and for such year, reported on, in the case of such financial statements of such Guarantor (other than any Guarantor (other than the CDR Guarantor) that is not required to prepare audited financial statements pursuant to its Constituent Documents), by the Auditor (without a “going concern” or like qualification or exception and without any qualification or exemption as to the scope of such audit) and (ii) if different from Partners’ Capital, the Adjusted Partners’ Capital as of the end of such year; provided, however, that in the case of each of the foregoing clauses (i) and (ii), each such Guarantor is required to deliver such reports to the limited partners of the applicable Guarantor and has engaged in reportable activities during such fiscal year.

(b)	Quarterly Unaudited Financial Statements. Within 60 calendar days of the end of each of the first three fiscal quarters and 90 days of the end of the last fiscal quarter, for each Guarantor, (i) such entity’s unaudited consolidated balance sheet, related statements of income and (ii) if different from Partners’ Capital, Adjusted Partners’ Capital as of the end of and for such quarter; provided, however, that in the case of each of the foregoing clauses (i) and (ii), each such Guarantor is required to deliver such reports to the limited partners of the applicable Guarantor and has engaged in reportable activities during such fiscal quarter.

(c)	Quarterly Compliance Certificate. On the same day as the financial statements described in Section 5.1(b) are delivered, a certificate (substantially in the form of Exhibit 5.1, a “Quarterly Compliance Certificate”): (i) certifying that no Default or Event of Default has occurred and is continuing as of the date of such certificate, (ii) certifying that each Borrower is in compliance with the Indebtedness limitations set forth in Section 6.1 of this Agreement as of the date of such certificate, (iii) certifying that each Guarantor is in compliance with the Indebtedness limitations set forth in Section 5 of the CDR Guarantee as of the date of such certificate and (iv) setting forth any activity between the latest quarterly unaudited financial reports and the date of such Quarterly Compliance Certificate for purposes of calculating Adjusted Partners’ Capital of the Guarantors as of the date hereof.

(d)	[Reserved].

(e)	[Reserved].

(f)	Constituent Documents. Prompt notice of any material amendments or modifications made to the Constituent Documents of such Borrower or any Guarantor.

(g)	Reports to Limited Partners. Promptly, a copy of each material report delivered to the limited partners of a Guarantor as a group.

(h)	Other Information. Such additional information as is reasonably (delivery of which is requested on a reasonable date which takes into account the time reasonably necessary to produce such additional information) requested by the Administrative Agent regarding such Borrower’s or any Guarantor’s operations, business affairs and financial condition or compliance with the terms of this Agreement or any Loan Document.

Section 5.2         Notices of Material Events. Such Borrower will furnish to the Administrative Agent and each Lender written notice promptly, and in any event, within two (2) Business Days after such Borrower becomes aware of the following:

(a)	Default. The occurrence of any Default;

(b)	Event of Default. The occurrence of any Event of Default;

(c)	Litigation. There is an action, suit or proceeding at law of equity or before any court, tribunal, governmental body, agency or official or arbitrator pending or, to its knowledge, threatened in writing against such Borrower or any Guarantor that would reasonably be expected to have a Material Adverse Effect; or

(d)	Adverse Events. There is an event or circumstance that has occurred and is continuing that would have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of an Authorized Officer of such Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Notwithstanding the foregoing, such Borrower shall have no obligation under this Section 5.2 to the extent that the CDR Guarantor delivers notices of the events or occurrences above.

Section 5.3        Existence; Conduct of Business. Such Borrower will use all reasonable efforts to preserve, renew and keep in full force and effect (i) such Borrower’s legal existence and good standing, (ii) all consents, licenses or approvals of any governmental or other authority that are required to be obtained by such Borrower with respect to the Loan Documents to which it is a party or that are material to the performance of such Borrower’s obligations under the Loan Documents and (iii) all consents, licenses or approvals of any governmental or other authority that are material to the conduct of such Borrower’s business.

Section 5.4        Use of Proceeds. Such Borrower will use all amounts received in connection with the Term Loans only for the purchase of, directly or indirectly, Preferred Interests that will constitute the Collateral, to pay interest and fees hereunder and to pay other fees and expenses incurred in connection with the Transactions. Notwithstanding the foregoing, no part of the proceeds from the Term Loans will be used, whether directly or indirectly for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

Section 5.5        Books and Records; Inspection Rights. Such Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business, assets and activities and will permit the Administrative Agent, during normal business hours and upon reasonable prior notice, to visit its premises and to discuss its affairs, finances and condition with its appropriate officers (reasonably selected by such Borrower); provided that, unless an Event of Default has occurred and is continuing, the Administrative Agent and any Lender shall each be limited to no more than one (1) such visit in any twelve-month period.

Section 5.6        Compliance with Laws. Such Borrower will comply with all laws, rules, regulations and orders applicable to it or its property if failure so to comply would reasonably be expected to have a Material Adverse Effect.

Section 5.7        Compliance with Constituent Documents. Such Borrower will comply in all material respects with the terms and conditions of its Constituent Documents if failure so to comply would reasonably be expected to have a Material Adverse Effect.

Section 5.8        Protection of Security Interest. Such Borrower will take such action within its control as is necessary or as may be reasonably requested by the Collateral Agent in order to perfect and to maintain the perfection and priority to all Liens (other than Permitted Liens) of the security interest of the Collateral Agent granted pursuant to the Collateral Documents to which such Borrower is a party.

Section 5.9        Anti-Terrorism Laws/Anti-Money Laundering Laws; Anti-Corruption Laws.

(a)            Such Borrower shall conduct its operations at all times in compliance with all Anti-Terrorism Laws/Anti-Money Laundering Laws in all material respects.

(b)            Such Borrower shall maintain appropriate controls and safeguards, reasonably designed to prevent any proceeds of the Term Loans from being used in contravention of the negative covenants set forth in Section 6.6 (b).

Section 5.10      Restrictions on Transfer. Upon the occurrence of an Event of Default, at the request of the Administrative Agent in connection with any foreclosure upon the Collateral, such Borrower will use reasonable best efforts to facilitate removal or waiver of any Transfer Restrictions in respect of Preferred Interests constituting Collateral other than restrictions that are customary or market based or pursuant to the Securities Act or other applicable law.

Section 5.11      Post-Closing Security Perfection. The Borrower Representative agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in the provisos to Sections 3.1(a) and 3.1(f) that are not so provided on the Closing Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 5.11, as such time periods may be extended by the Administrative Agent, in its sole discretion. The Borrower Representative agrees to deliver or cause to be delivered such lien searches described in the proviso to Section 3.1(j) that are not so provided on the Closing Date within the applicable time periods set forth on Schedule 5.11, as such time periods may be extended by the Administrative Agent, in its sole discretion. Notwithstanding any other provision of this Section 5.11 or Section 5.8 or of any Collateral Document, the Borrower Representative shall not be obligated to take, or cause to be taken, any action that is dependent on an action that the Administrative Agent or the Collateral Agent, as the case may be, has failed to take, for so long as the Administrative Agent or the Collateral Agent has failed to take such action.

Section 5.12      Conversion of the Preferred Interests. The Borrower Representative will furnish to the Administrative Agent and each Lender written notice promptly after the conversion of the Preferred Interests to shares of common stock of the Issuer.

Section 5.13      Tax Filings. Such Borrower will file or cause to be filed all income Tax returns and all other Tax returns required to be filed and has paid all income Taxes and other Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves in accordance with GAAP and except taxes the failure of which to pay would not reasonably be expect to have a Material Adverse Effect.

ARTICLE VI
NEGATIVE COVENANTS

Each Borrower covenants and agrees that from and after the Closing Date and thereafter until payment in full of the Term Loans and any other amount then due and owing hereunder:

Section 6.1        Indebtedness. The amount of Indebtedness of all Borrowers (including, without limitation, any leveraged financing undertaken by any Borrower, whether in the form of a loan, swap, option, repurchase agreement, or otherwise) will at no time exceed $25,000,000 in the aggregate for all Borrowers (exclusive of any amounts outstanding and unpaid under (i) this Agreement, (ii) any debt facility that is secured by capital commitments to one or more Guarantors, in an amount not to exceed $25,000,000.00 for all such facilities, (iii) any Indebtedness owing by any Borrower to any other Borrower or any Subsidiary of a Borrower (so long as such Subsidiary is a direct or indirect parent entity of CD&R Keystone), provided that no Borrower may make any repayment of all or a portion of the Indebtedness described in this clause (iii) at any time an Event of Default has occurred and is continuing or (iv) any Indebtedness owing by any Borrower to any Guarantor or any AIV (as defined in the CDR Guarantee) or Subsidiary thereof in connection with the Transactions or otherwise.

Section 6.2         Security Interest. Such Borrower will not (a) permit any Lien (other than Permitted Liens) to be created on or extend to or otherwise arise upon or burden its property or assets constituting Collateral or any part thereof; (b) take any action that would permit the security interest created pursuant to the Collateral Documents to which it is a party not to have priority to other Liens (other than the Permitted Liens) in respect of its property or assets constituting Collateral; or (c) enter into any Contractual Obligations (other than this Agreement, the Investment Agreement and other Loan Documents) that limits the ability of such Borrower to create, incur, assume or suffer to exist Liens on its property or assets constituting Collateral.

Section 6.3        Fundamental Changes.

(a)            Such Borrower will not merge into or consolidate with any other Person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or liquidate or dissolve in whole or in part if such event would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Lenders.

(b)            Such Borrower will not engage in any business other than businesses of the type authorized by its Constituent Documents.

(c)            Such Borrower will not terminate, amend, modify or otherwise alter any of its Constituent Documents if such termination, amendment, modification or alteration (i) would alter the reporting requirements of such Borrower as in effect on the date hereof in a manner that would reasonably be expected to have a Material Adverse Effect or (ii) would otherwise reasonably be expected to have a Material Adverse Effect (in each case, as determined by such Borrower in good faith which determination shall be conclusive).

(d)            Such Borrower will not change its fiscal year.

(e)            Such Borrower will not change the Auditor (other than to another Auditor) without the consent of the Required Lenders.

(f)            Such Borrower will not permit any termination, amendment, modification or other alteration to any of the Issuer’s Constituent Documents, including the Investment Agreement, if such termination, amendment, modification or alteration would reasonably be expected to have a Material Adverse Effect on the ability of the Lenders to foreclose pursuant to the applicable Collateral Documents governing any pledge of the Preferred Interests (as determined by such Borrower in good faith which determination shall be conclusive).

Section 6.4        ERISA. Such Borrower will not establish, or, except as may be required in satisfaction of a liability imposed by applicable law, agree to contribute to, any Multiemployer Plan.

Section 6.5        [Reserved].

Section 6.6        Anti-Terrorism Laws/Anti-Money Laundering Laws; Anti-Corruption Laws.

(a)            Such Borrower will not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Restricted Party in violation of Sanctions, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions in violation of Sanctions, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws/Anti-Money Laundering Laws.

(b)            Such Borrower will not, in connection with the Term Loans made hereunder, (i) knowingly cause or permit any of its funds that are used to repay the Term Loans to be derived from any unlawful activity with the result that the Transactions would be in violation of any Anti-Terrorism Laws/Anti-Money Laundering Laws, or (ii) permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Term Loan contemplated by this Agreement to fund any trade, business or other activities for the benefit of any Restricted Party, in violation of Sanctions.

(c)             Such Borrower will not knowingly cause or permit (i) a Restricted Party to have any direct or indirect interest in or benefit of any nature whatsoever in such Borrower, or (ii) any of the funds or properties of such Borrower that are used to repay the Term Loans to constitute property of, or be beneficially owned directly or indirectly by, a Restricted Party.

(d)            Such Borrower shall not, directly or indirectly, use the proceeds of the Term Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person for the purpose of financing or facilitating any activity that would violate any Anti-Terrorism Laws/Anti-Money Laundering Laws.

(e)             Neither such Borrower, nor any of its officers, directors, agents or employees associated with or acting on behalf of such Borrower, will (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) offer, pay, give, promise to pay, authorize the payment of, or take any action in furtherance of the payment of anything of value directly or indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage or (iii) by act or omission, violate any Anti-Corruption Laws.

(f)              To the extent a violation of Sanctions, such Borrower shall not use funds or assets obtained directly or indirectly from transactions with or otherwise relating to any Restricted Party to pay or repay any amount owing to the Administrative Agent and the Lenders under this Agreement and/or the other Loan Documents.

Section 6.7        Use of Proceeds. Such Borrower shall not knowingly use any proceeds of any Term Loan made to it hereunder in any manner that would reasonably be expected to result in a violation of applicable Anti-Corruption Laws, Anti-Terrorism Laws/Anti-Money Laundering Laws or Sanctions.

Section 6.8        Investment Company. Such Borrower will not become an “investment company” required to be registered under the Investment Company Act.

Section 6.9      Transactions with Affiliates. Such Borrower will not sell, lease, transfer or otherwise dispose of any asset (which shall not include a redemption of such asset in accordance with its terms) to any Affiliate of such Borrower unless such sale, lease, transfer or disposal (x) is permitted under the Constituent Documents of such Borrower and (y) (i) results in the Borrower LTV Test being met or (ii) is made on an arm’s length basis; provided, that, notwithstanding the foregoing, such Borrower may (i) exercise rights and perform obligations in respect of the Preferred Interests, (ii) exercise rights and perform obligations in respect of contracts and agreements with officers, directors and employees of such Borrower relating to their employment or directorships and accountants, legal counsel, general corporate and similar advisors, (iii) enter into any transaction between Borrowers, or between Borrowers and any Subsidiary of a Borrower, or between Borrowers and the Issuer and/or any Subsidiary of the Issuer (including any transaction permitted pursuant to Section 6.1(iii)), (iv) enter into any transaction between such Borrower and any AIV (as defined in the CDR Guarantee) or Subsidiary thereof in connection with the Transactions, (v) enter into transactions with respect to Permitted Preferred Interest Affiliate Transfers, (vi) make or pay dividends or distributions of or in respect of or enter into transactions with respect to any equity interest in the Issuer that does not constitute Collateral, (vii) make or pay dividends or distributions in an amount not to exceed the sum of (a) the amount of Tax Distributions and (b) the amount of loans, advances, dividends, distributions or other payments received by such Borrower from the Issuer to satisfy or permit such Borrower to satisfy obligations in connection with the Transactions and (viii) capitalize any loans or similar instruments held by such Borrower issued by an entity in which such Borrower indirectly holds an interest in Issuer.

Section 6.10      Withdrawals from Collateral Accounts. At any time that a mandatory prepayment is due and owing under Section 2.11, such Borrower will not withdraw or release any Collateral from the applicable Collateral Account (other than amounts that are permitted to be netted from the amount of such prepayment pursuant to the definition of Net Proceeds or otherwise under this Agreement or amounts applied toward payment of the Obligations).

Section 6.11      Investments by Subsidiaries. Such Borrower shall not permit any of its Subsidiaries that (x) is not a Borrower or a Guarantor and (y) is a direct or indirect parent of CD&R Keystone, to own Capital Stock in any Portfolio Company (as such term is defined in the limited partnership agreement of the CD&R Guarantor) other than the investment contemplated by the Investment Agreement and any further direct or indirect investments in the Issuer and/or any successor or Subsidiary of either of the foregoing.

Section 6.12      No Substitution or Withdrawal. Upon conversion of the Preferred Interests to shares of common stock of the Issuer, there shall be no substitution or withdrawal with respect to such Collateral that entails a violation of Regulation U.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a)             any Borrower shall fail to pay any principal of any Term Loan when and as it becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)             any Borrower shall fail to pay any interest on any Term Loan payable under this Agreement or any other Loan Document, when and as it becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)             any Borrower shall fail to pay any fee or other amount (other than an amount payable under subsection (a) or (b) of this Section) under any Loan Document when and as it becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of three (3) Business Days following receipt by the Borrower Representative of notice thereof; or

(d)            the Lien created pursuant to any Security Agreement shall at any time fail or cease for any reason (i) to constitute a valid and perfected first priority security interest of the Secured Party on a material portion of the Collateral, subject only to Permitted Liens, or (ii) to secure the Secured Obligations; or

(e)             any Borrower shall breach or otherwise fail to observe, comply with or perform any obligation, covenant, condition, or agreement contained in Section 5.2(a), (b) or (d), 5.3(i) (with respect to legal existence of the Borrower), 5.4, or 5.6 (if any such non-compliance with the subject law, rule, regulation or order is of a type that cannot be cured) or Article VI of this Agreement; or

(f)             the Guarantors shall fail to pay any amount under the CDR Guarantee when and as it becomes due and payable, and such failure shall continue unremedied for a period of three (3) Business Days following receipt by the CDR Guarantor of notice thereof; or

(g)            except as otherwise provided in Sections 7.1(a) through (f), (x) any Guarantor shall breach Section 5 of the CDR Guarantee or (y) any Borrower or any Guarantor shall breach or otherwise fail to observe, comply with or perform any obligation, covenant, condition or agreement contained in any Loan Document to which it is a party which would reasonably be expected to have a Material Adverse Effect, and in the case of either clause (x) or (y), such failure shall continue unremedied for a period of five (5) Business Days after the earlier of (i) the date such Borrower or such Guarantor obtained actual knowledge of such failure, or (ii) written notice thereof to the Borrower Representative from the Administrative Agent or the Lenders (or, if longer, the cure period otherwise provided herein with respect to such obligation, covenant, condition, or agreement); or

(h)            a representation or warranty made or repeated or deemed to be made or repeated by or on behalf of any Borrower or any Guarantor in any Loan Document to which it is a party (or any amendment or modification or waiver thereunder), or in any certificate furnished pursuant to a Loan Document to which it is a party, shall prove to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated based on the facts at the time such representation or warranty was made or repeated or deemed made or repeated, and for the failure of any representation or warranty that is capable of being cured (as determined in good faith by the Borrower Representative, which determination shall be conclusive), such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which an Authorized Officer of any Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; provided that the failure of any representation or warranty (other than the representation contained in the Officer’s Certificate delivered pursuant to Section 3.1(e) with respect to the satisfaction of the conditions set forth in Section 3.1(h)) to be true and correct on the Closing Date will not constitute an Event of Default hereunder or under any other Loan Document, including for the purposes of exercising any remedy under this Section 7.1 or for the purpose of determining any right to exercise enforcement rights under any Loan Document; or

(i)              [reserved]; or

(j)              any Borrower, CDR LLC or any Guarantor (i) [reserved]; (ii) becomes insolvent or is generally unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) (A) institutes or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of clause (B) above any such proceeding or petition (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (y) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets which results in the entry of an order for relief that has not been dismissed, discharged, stayed, restrained or bonded pending appeal in each case within 60 days of the institution or presentation thereof; (viii) causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any corporate or similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(k)            any Guarantor shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding (1) any Indebtedness under the Loan Documents, (2) any Indebtedness owed to any other Loan Party and (3) any Indebtedness in relation to which such Guarantor or any of its Subsidiaries is contesting such default in good faith) in excess of $100,000,000.00, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant or any representation or warranty related to such financial maintenance covenant), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity; or

(l)             CDR LLC or the CDR Guarantor shall cease to be an Affiliate of any Borrower; or

(m)            [reserved]; or

(n)            [reserved]; or

(o)            one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000.00 (net of insurance and indemnity payments received or to be received in respect thereof) shall be rendered against the Borrowers or any of them, or in excess of $100,000,000.00 (net of insurance and indemnity payments received or to be received in respect thereof) shall be rendered against the Guarantor or any of them, in each case in the aggregate that in each case are not fully covered by insurance or otherwise paid or discharged and any such judgment or order shall not have been stayed, vacated, bonded or dismissed within sixty (60) days after such judgment or order; or

(p)            the Designated Amount shall exceed the LTV Trigger;

then, and in every such event (other than an event with respect to any Borrower described in clause (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and, if directed by the Required Lenders shall, by written notice (an “Enforcement Notice”) to the Borrowers and Collateral Agent, take either or all of the following actions, at the same or different times: (i) declare the Term Loans to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Term Loans, together with all other payment obligations of the Borrowers accrued and unpaid hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (j) of this Article, the Term Loans, together with all other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (ii) following the expiry of a period of fifteen (15) Business Days after the delivery of an Enforcement Notice (the “Standstill Period”), exercise any and all rights and remedies to which it may be entitled under the Loan Documents, applicable law or otherwise (such rights and remedies, “Enforcement Rights”). For the avoidance of doubt, during the Standstill Period, none of the Administrative Agent nor any Lender may exercise any Enforcement Rights other than exercising any remedies it may have with respect to any Collateral Account and taking any such actions as may be required to protect its rights in a bankruptcy proceeding.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1            Appointment of the Administrative Agent. Each Lender irrevocably appoints Wells Fargo as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party.

Section 8.2            Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 8.3            Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 8.4            Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 8.5            Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 8.6            The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder.

Section 8.7            Successor Administrative Agent.

(a)            Subject to the appointment of a successor as set forth below, the Administrative Agent may resign at any time upon ten (10) days’ notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof which maintains an office in the United States, subject in each case to approval by the Borrower Representative; provided that no Event of Default under clause (a), (b), (c) or (j) of Article VII shall exist at such time.

(b)            Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 8.8            Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Notwithstanding the foregoing, the Administrative Agent agrees to act as the U.S. federal withholding tax agent in respect of all amounts payable by it under the Loan Documents.

Section 8.9            The Administrative Agent May File Proofs of Claim.

(a)            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.3) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)            Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.3.

(c)            Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10          Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent or the Collateral Agent, as applicable, to execute on behalf of all Lenders (x)  all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement or (y) any amendment, supplement or joinder to this Agreement pursuant to this Agreement or in connection with any Permitted Preferred Interest Affiliate Transfer.

Section 8.11          Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the payment in full of the Term Loans and all other Obligations then due and owing, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.2, or pursuant to any Permitted Preferred Interest Affiliate Transfer. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Borrower from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrowers’ expense, to execute and deliver to the applicable Borrower such documents as such Borrower may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Borrower from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 8.12          Right to Realize on Collateral and Enforce CDR Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents or the CDR Guarantee, it being understood and agreed that all powers, rights and remedies hereunder, under the CDR Guarantee and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) to the extent permitted by law, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 8.13          Recovery of Erroneous Payments.

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the NYFRB Rate from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 8.13 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the NYFRB Rate from time to time in effect.

(c)            In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clauses (a) and (b), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any payment recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Term Loans (but not its Term Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Term Loans (but not Term Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with any Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes issued under Section 2.9 evidencing such Term Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Term Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Term Commitments of any Lender and such Term Commitments shall remain available in accordance with the terms of this Agreement.

(d)            The parties hereto agree that an Erroneous Payment shall not, in and of itself, be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations owed by any Borrower or any other Loan Party.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, this Section 8.13 will not create any additional Obligations of the Loan Parties’ under the Loan Documents or otherwise increase or alter such Obligations (other than having consented to the assignment referenced in Section 8.13(c)).

(f)             Each party’s obligations under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Notices.

(a)            Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or by electronic transmission in accordance with subsection (b) of this Section 9.1, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To a Borrower:	CD&R Keystone or any other Borrower c/o Clayton, Dubilier & Rice, LLC 550 Madison Avenue New York, NY 10022 Attention: Rima Simson E-mail: RSimson@cdr-inc.com

With a copy to:	Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001 Attn: Ramya S. Tiller and Margaret O’Neill E-mail: rstiller@debevoise.com and mmoneill@debevoise.com

To the Administrative Agent,
Collateral Agent and Initial

Lender:	Wells Fargo Bank, N.A.
550 S Tryon Street, 15th Floor
Charlotte, NC 28202
Attention: Fund Finance Group / Fund Solutions
Telephone: (704) 410-0439
Email: CIBfundsolutions@wellsfargo.com and subscription.finance@wellsfargo.com

With a copy to:	Dentons US LLP 1221 6th Avenue New York, NY 10020 Attn: Alice Yurke and Elke Rehbock E-mail: alice.yurke@dentons.com and elke.rehbock@dentons.com

To any other Lender:	the address set forth on Schedule II or the Assignment and Acceptance executed by such Lender

To a Guarantor:	the address set forth in the CDR Guarantee

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by facsimile, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent pursuant to Section 2.3, 2.10, 2.11 or 3.2 shall not be effective until actually received by such Person at its address specified in this Section.

(b)            Electronic Communications.

(i)             Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including by e-mail to the e-mail addresses provided in subsection (a) of this Section 9.1 and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II that has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communications. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

(ii)            Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(iii)           The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make Communications available to the other Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak, ClearPar or a substantially similar Electronic System.

(iv)           Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Administrative Agent and its Related Parties (the “Agent Parties”) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.2            Waiver; Amendments.

(a)            No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between any Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)            No amendment or waiver of any provision of this Agreement or of the other Loan Documents, nor consent to any departure by the Loan Parties party thereto therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties party thereto and the Required Lenders, or the Loan Parties party thereto and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i)             increase the Term Commitment of any Lender without the written consent of such Lender;

(ii)            reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby;

(iii)           postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Term Commitment, without the written consent of each Lender adversely affected thereby;

(iv)           change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)            change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi)           release the CDR Guarantor under the CDR Guarantee without the written consent of each Lender;

(vii)          release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender, except as expressly provided in a Loan Document;

(viii)         modify Section 9.16(a) (but only insofar as such modification relates to requirements set forth in Sections 3.1(b) or (c)) or (b) without the consent of each Lender or, in the case of Section 3.1(g), without the consent of each affected Lender; or

(ix)            modify clause (ii) of the first sentence of Section 9 of the CDR Guarantee (but only insofar as such modification relates to requirements set forth in Sections 3.1(c)),without the consent of each Lender or, in the case of Section 3.1(g), without the consent of each affected Lender;

provided, further, that no such amendment, waiver or consent shall amend or otherwise modify Article VIII without the prior written consent of the Administrative Agent.

(c)            Notwithstanding anything to the contrary herein, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Loan Document, except that the Term Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender) and (y) no Disqualified Party shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Loan Document. Notwithstanding anything contained herein to the contrary, this Agreement and any other Loan Document may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.3), such Lender shall have no other commitment or other obligation hereunder (other than Section 9.11) and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is cured or waived in writing in accordance with the terms of this Agreement.

(d)            Notwithstanding anything to the contrary herein, (i) the Administrative Agent may, with the consent of the Loan Parties party thereto only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency and (ii) the Administrative Agent and the Borrower Representative may amend this Agreement in each case as contemplated by Section 2.25 without the further action or consent of any other party to this Agreement.

Section 9.3             Expenses; Indemnification.

(a)            The Borrowers shall, jointly and severally, pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable and documented fees, charges and disbursements of Dentons US LLP, and (ii) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (limited to one firm of counsel for the Administrative Agent and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for the Administrative Agent) in connection with the enforcement of its rights in connection with this Agreement.

(b)            The Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter, after receipt of the Borrower Representative’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower, and regardless of whether any Indemnitee is a party thereto, with respect to (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any Term Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from disputes among Indemnitees or that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) a material breach of such Indemnitee’s or any of its Related Parties’ obligations hereunder or under any other Loan Document.

(c)            Subject to the limitations described in Section 2.18 of this Agreement, Borrowers shall, jointly and severally, pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all Other Taxes, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)            To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share in accordance with its respective Term Commitment or aggregate outstanding amount of Term Loans, as applicable, (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e)            To the extent permitted by applicable law, neither a Borrower nor any Indemnitee shall assert, and each of them hereby waives, any claim against any Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Term Loan or the use of proceeds thereof; provided that nothing in this paragraph (e) shall relieve any Borrower of any obligation it may have under clause (b) above to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)             All amounts due under this Section shall be payable within 30 days after written demand therefor.

Section 9.4             Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender except pursuant to a Permitted Preferred Interest Affiliate Transfer, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (e) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (i) of this Section (and any other attempted assignment or transfer by any party hereto, including for the avoidance of doubt any attempted transfer, assignment or participation to any Prohibited Transferee, shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitments and Term Loans (including any PIK Amount) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitments and Term Loans (including any PIK Amount) at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B)            in any case not described in Section 9.4(b)(i)(A), the aggregate amount of the Term Commitment (if any) or the principal outstanding balance of the Term Loans (including any PIK Amount) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 with respect to Term Loans, unless each of the Administrative Agent and, so long as no Event of Default under clause (j) of Article VII has occurred and is continuing or, following the expiry of the Standstill Period, no Event of Default under clause (a), (b) or (c) of Article VII has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans (including any PIK Amount) or the Term Commitments assigned.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.4(b)(i)(B) and, in addition:

(A)           the consent of the Borrower Representative (in the case of an assignment to a commercial bank having total assets of at least $5,000,000,000, such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under clause (j) of Article VII has occurred and is continuing at the time of such assignment or, following the expiry the Standstill Period, an Event of Default under clause (a), (b) or (c) of Article VII under has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of such Lender provided that if any Lender assigns all or a portion of its rights and obligations with respect to the Term Loans under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower Representative’s prior written consent shall be required for such assignment; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender or an Affiliate of such Lender.

(iv)           Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.18(e).

(v)            No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of such Borrower’s Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) any Prohibited Transferee or, except to the extent the Borrower Representative and CDR LLC have consented to such assignment in writing, any Disqualified Party or (D) any Person unless such Person delivers tax documentation pursuant to Sections 2.18(g)(ii)(A) or 2.18(g)(ii)(B).

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans (including any PIK Amount). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, except as set forth below, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits (and to have the obligations of) a Lender under Sections 2.16, 2.17, 2.18 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be bound by Sections 2.18 and 9.11; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)            The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount of the Term Loans (including any PIK Amount) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower Representative at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as each Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent Wells Fargo serves in such capacity, Wells Fargo and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)            Upon the request by any Lender to the Administrative Agent, each Borrower shall execute and deliver a Note to each assignee Lender and, in the case of a partial assignment, to the assigning Lender. On or prior to the effective date of an assignment pursuant to this Section 9.4, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked as “cancelled.”

(e)            Any Lender may at any time, without the consent of, or notice to, the Administrative Agent, but subject to the consent of the Borrower Representative (in the case of any sale of a participation to a commercial bank having total assets of at least $5,000,000,000, such consent not to be unreasonably withheld or delayed) so long as no Event of Default under clause (j) of Article VII has occurred and is continuing or, following the expiry of the Standstill Period, no Event of Default under clause (a), (b) or (c) of Article VII has occurred and is continuing, sell participations to any Person (other than (i) a natural person, (ii) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) a Prohibited Transferee or, except to the extent the Borrower Representative and, if applicable, CDR LLC have consented to such participation in writing, a Disqualified Party or (iv) a Borrower or any of such Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans (including any PIK Amount) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(f)             Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent directly affecting such Participant: (i) increase the Term Commitment of such Lender; (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Term Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Term Commitment; (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 9.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release a Guarantor under the CDR Guarantee, except as expressly provided herein; or (vii) release all or substantially all Collateral (if any) securing any of the Obligations, except as expressly provided in a Loan Document. Subject to subsection (e) and (h) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 2.16, 2.17, and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.20 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender.

(g)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower Representative and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Term Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)           The Borrowers shall not be obligated to make any greater payment under Sections 2.16, 2.17 and 2.18 than they would have been obligated to make in the absence of any participation unless the sale of the participation to such Participant is made with each Borrower’s prior written consent, and each Borrower expressly waives the benefit of this provision at the time of such participation. A Participant shall not be entitled to the benefits of Section 2.18 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with Section 2.18(e) and 2.18(f) as though it were a Lender (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating lender).

(i)             Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(j)             (i)  Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender or Participant at any time is or becomes a Disqualified Party, then for so long as such Lender or Participant shall be a Disqualified Party, the provisions of this Section 9.4(j) shall apply with respect to such Disqualified Party unless the Borrower Representative shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Borrower Representative shall have consented to any assignment or participation to such Lender or Participant).

(ii)            Any Disqualified Party shall be bound by the provisions of, but shall not have any rights or remedies or be a beneficiary (whether as a Lender, a Participant or otherwise) under or with respect to, this Agreement or any other Loan Document. Without limiting the foregoing, a Disqualified Party (1) shall not be entitled to and shall have no right to receive any payment in respect of principal (other than with respect to payments of principal on the Stated Maturity Date), interest, fees, costs, expenses or any other amount under or in respect of any Loan Document, and (2) shall be deemed not to be a Secured Party under or in respect of any Loan Document. No fees or interest shall accrue for the account of a Disqualified Party (except solely for interest payable to a permitted assignee thereof following an assignment to such assignee (1) pursuant to and as expressly provided in Section 9.4(b) and (2) pursuant to and as expressly provided in Section 8.4(j)(iv) below).

(iii)           No Disqualified Party shall have any right to approve, disapprove or consent to any amendment, supplement, waiver or modification of this Agreement or any other Loan Document or any term hereof or thereof. In determining whether the requisite Lender or Lenders have consented to any such amendment, supplement, waiver or modification, and in determining the Required Lenders for any purpose under or in respect of any Loan Document, any Lender that is a Disqualified Party (and the Term Loans and/or Term Commitments of such Disqualified Party) shall be excluded and disregarded. Each such amendment, supplement, waiver or modification shall be binding and effective as to each Disqualified Party.

(iv)           The Borrower Representative shall have the right (A) at the sole expense of any Lender that is a Disqualified Party and/or the Person that assigned its Term Commitments and/or Term Loans to such Disqualified Party, to seek to replace or terminate such Disqualified Party as a Lender by causing such Lender to (and such Lender shall be obligated to) assign any or all of its Term Commitments and/or Term Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Borrower Representative’s sole option, be or include any Borrower or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Borrower Representative to find such a replacement Lender, (2) the Borrower Representative shall not have any obligation to such Disqualified Party or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Borrower Representative) shall pay to such Disqualified Party concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Term Loans so assigned, (y) the amount that such Disqualified Party paid to acquire such Term Commitments and/or Term Loans, and (z) the most recently available quoted price for such Term Commitments and/or Term Loans (as determined by the Parent Borrower in good faith, which determination shall be conclusive, the “Trading Price”), in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Term Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower Representative)), or (B) to prepay any Term Loans held by such Disqualified Party, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Term Loans so prepaid, (y) the amount that such Disqualified Party paid to acquire such Term Loans, and (z) the Trading Price for such Term Loans (in each case without interest thereon), and if applicable, terminate the Term Commitments of such Disqualified Party, in whole or in part (provided that, in the case of any Disqualified Party pursuant to clause (ii)(c) of the definition thereof, each Participant that has a participation in the Term Commitments and/or Term Loans of such Disqualified Party shall be provided a bona fide and reasonable opportunity to be assigned the Term Commitments and/or Term Loans in accordance with clause (A) above in an aggregate amount equal to no less than the aggregate principal amount of such participation). In connection with any such replacement, (1) if the Disqualified Party does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower Representative, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which the Disqualified Party shall be paid by the assignee Lender (or, at its option, the Borrower Representative) the amount required pursuant to Section 9.4(j)iv)(B), then such Disqualified Party shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower Representative shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Party, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower Representative the amount that the applicable Disqualified Party paid to acquire Term Commitments and/or Term Loans from such Lender and (3) each Lender that is a Disqualified Party agrees to disclose to the Borrower Representative the amount it paid to acquire the Term Commitments and/or Term Loans held by it.

(v)            No Disqualified Party (whether as a Lender, a Participant or otherwise) shall have any right to (A) receive any information or material made available to any Lender or the Administrative Agent hereunder or under any other Loan Document, (B) have access to any Internet or intranet website to which any of the Lenders and the Administrative Agent have access (whether a commercial, third-party or other website or whether sponsored by the Administrative Agent, any Borrower or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with any of the Borrowers, the Administrative Agent and/or one or more Lenders, (D) receive any information or material prepared by any Borrower, the Administrative Agent and/or one or more Lenders or (E) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege. Any Disqualified Party shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Party receives or possesses any such information or material, such Disqualified Party shall (1) notify the Borrower Representative as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Borrower Representative or, at the option of the Borrower Representative, destroy (and confirm to the Borrower Representative such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. Each Lender (whether or not then a party hereto) agrees to notify the Borrower Representative as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Party or (y) any such Disqualified Party has received any such information of materials.

(vi)           The rights and remedies of the Borrower Representative provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Borrower Representative or any other Borrower at law or in equity, and each of the Borrower Representative and the Borrowers shall be entitled to pursue any remedy available to it against any Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Party or against any Disqualified Party. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee pursuant to Section 9.4(b) is a Disqualified Party or have any liability with respect to or arising out of any assignment or participation of Term Loans by the Lenders or disclosure of confidential information by the Lenders, in each case, to any Disqualified Party; provided that, unless the Borrower Representative and, if applicable, CDR LLC, have expressly consented in writing to an assignment to an applicable Disqualified Party, this sentence shall not relieve the Administrative Agent of any liability arising from the bad faith, gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(vii)          Notwithstanding any other provision of this Agreement, any other Loan Document, any Assignment and Acceptance or any other document, the provisions of this Section 9.4(j) shall apply and survive with respect to each Lender, Participant and Disqualified Party notwithstanding that any such Person may have ceased to be a Lender or Participant (or any purported participation to any such Disqualified Party shall be void) hereunder or this Agreement may have been terminated.

Section 9.5            Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or such New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction.

(b)            Each party hereto irrevocably and unconditionally waives, to the extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (a) of this Section and brought in any court referred to in paragraph (a) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1(a) and each Loan Party hereby designates, appoints and empowers Clayton, Dubilier & Rice, LLC, with an office at 550 Madison Avenue 32nd Floor, New York, NY 10022, as its authorized agent for service of process in connection with the Loan Documents and authorizes and directs such agent to accept such service on its behalf. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.6            WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7            Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default under clause (a), (b) or (c) of Article VII following the expiry of the Standstill Period, without prior notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply all deposits (general or special, time or demand, provisional or final) of any Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of such Borrower against amounts then due and payable under clause (a), (b) or (c) of Article VII, irrespective of whether such Lender shall have made demand hereunder; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(a) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by any Borrower and any of its Subsidiaries to such Lender.

Section 9.8            Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart (including by e-signature) to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 9.9            Survival. All representations and warranties made by the Borrowers herein and in the certificates delivered pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Term Loans. The provisions of Sections 2.16, 2.17, 2.18, 8.7, 8.8, 9.3 and 9.11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans and the Term Commitments or the termination of this Agreement or any provision hereof.

Section 9.10          Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11          Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of any information relating to the Borrowers, the Guarantors or any of their respective Subsidiaries or any of their respective businesses provided to it by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries or obtained by the Administrative Agent or such Lender based on a review of the books and records of the Borrowers, the Guarantors or any of their respective Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender including, without limitation, accountants, legal counsel and other advisors; provided, that the Administrative Agent or such Lender, as applicable, shall inform each such Person of the agreement under this Section 9.11 and take reasonable actions to cause compliance by any such Person referred to in this clause (i) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 9.11), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it; provided, that the Administrative Agent or such Lender, as applicable, unless prohibited by any applicable law, notifies the Borrower Representative of any disclosure pursuant to this clause (ii) as far in advance as is reasonably practicable under such circumstances; and provided further, that the Administrative Agent or Lenders may provide banking and securities examiners access to books, records, files and other materials in their possession, and disclosure of confidential information to the examiners solely for the purposes of their examination may occur without notice to any Borrower, (iii) to the extent that such information becomes publicly available other than as a result of a breach of this Section, (iv) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder (subject to the proviso to clause (ii)), (v) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, the assignment or sale of a participation to whom has (prior to any such disclosure) been consented to by the Borrower Representative or (2) to any direct, indirect, actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations, in each case in this clause (v), other than to any Disqualified Party, (vi) if, prior to such information having been so provided or obtained, such information was already available to the Administrative Agent or such Lender, as applicable, on a non-confidential basis without a duty of confidentiality to the Guarantors or the Borrowers (or any of their respective Affiliates) being violated, and (vii) with the consent of the Borrower Representative. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with a Borrower (whether or not a Loan Document), the terms of this Section shall govern. The provisions of this Section 9.11 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively; provided that in no case shall any Agent or Lender cease to be obligated pursuant to this Section 9.11 prior to the second anniversary of the Closing Date.

Section 9.12          PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the PATRIOT Act.

Section 9.13          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.14          Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts (including by e-signature) of this Agreement to the Administrative Agent, c/o Dentons US LLP, 1221 Avenue of the Americas, New York, New York 10020. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 9.15          Joint and Several Liability. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of the Term Loans are used, allocated or disbursed among the Borrowers and regardless of which Borrower actually receives any Term Loans hereunder. instrument, document or other writing (including any electronic message, posting or other distribution) provided to it by the Borrower Representative in connection with any of such rights or obligations.

Section 9.16          Joinder; Release.

(a)            Upon the written request of the Borrower Representative and satisfaction of the conditions set forth in subsection (b) hereof and receipt by the Administrative Agent or each Lender, as the case may be, of all documentation and other information about the Additional Borrower mutually agreed to be required by regulatory authorities under the PATRIOT Act and other applicable "know your customer" and anti-money laundering rules and regulations, additional parties may be added as Borrowers hereunder from time to time (the “Additional Borrowers”) by (i) executing a Borrower Joinder Agreement in substantially the form of Exhibit D attached hereto (a “Borrower Joinder”) and (ii) executing and delivering or causing to be executed and delivered substantially the same documents, certificates and opinions and otherwise satisfying the same conditions that were required under Section 3.1 with respect to CD&R Keystone on the date hereof (the “Borrower Closing Date Deliverables”) (unless waived by the Administrative Agent in its sole discretion) in form and substance substantially similar to the Borrower Closing Date Deliverables or otherwise reasonably satisfactory to the Administrative Agent.

(b)            In addition to the foregoing requirements, each Additional Borrower must satisfy the following conditions: (i) it must be organized in the United States, the Cayman Islands or any other jurisdiction consented to by the Lenders (such consent not to be unreasonably withheld), (ii) it must be a Person in which a Borrower or Guarantor owns a direct or indirect ownership interest, or through which such Borrower or Guarantor acquires an investment, and either such Borrower can be jointly and severally liable with the existing Borrowers or the Indebtedness of such Borrower can be guaranteed by the applicable Borrower or Guarantor under its respective Constituent Documents; (iii) it shall not, nor to the knowledge of the Borrower Representative shall any of its respective directors or officers, be a Restricted Party; and (iv) it shall not be in material violation of any Sanctions.

(c)            Upon the written request of the Borrower Representative, any Borrower (other than CD&R Keystone) may be released from its obligations hereunder; provided, that all payments required in connection with such release under this Agreement, including without limitation pursuant to Section 2.11, have been made as required therein, and the Administrative Agent shall, notwithstanding anything to the contrary in the Loan Documents, thereupon provide a written release confirming that such Borrower is released from its obligations under this Agreement and shall no longer be deemed a party hereto (and for the avoidance of doubt is no longer a “Borrower” or an “Additional Borrower” hereunder or under any other Loan Document). Any Default or Event of Default that pertains solely to a Borrower that has been released pursuant to this Section 9.16 shall cease to exist upon such release.

Section 9.17          Borrower Representative Appointment. Each Borrower hereby irrevocably appoints the Borrower Representative as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (a) the giving and receipt of notices and (b) the ability to reduce, increase or extend this credit facility. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by such Borrower, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Borrower Representative, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Borrower Representative in accordance with the terms of this Agreement shall be deemed to have been delivered to each such other Borrower. Each Borrower agrees that, in the absence of gross negligence or willful misconduct of the Administrative Agent or a Lender, as the case may be, neither the Administrative Agent nor any Lender, as the case may be, will incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) provided to it by the Borrower Representative in connection with any of the rights or obligations of a Borrower set forth herein or in any other Loan Document.

Section 9.18          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.19          Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Loan Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Lender could purchase the specified currency with such other currency at the applicable Lender’s applicable office on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency, such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the applicable Loan Party shall, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, indemnify such Lender against such loss, and if the amount of the specified currency so purchased exceeds the total of the sum originally due to such Lender in the specified currency, each such Lender agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CD&R XII Keystone Holdings, L.P.

By: CD&R Investment Associates XII, Ltd.,
its general partner

By:	/s/ Rima Simson
	Name:	Rima Simson
	Title:	Vice President, Treasurer & Secretary

[Signature Page to Term Loan Agreement - Keystone]

Acknowledged and agreed as to the first sentence of Section 9.5(c):

CLAYTON, DUBILIER & RICE, LLC

By:	/s/ Jillian C. Griffiths
	Name:	Jillian C.Griffiths
	Title:	Chief Financial Officer, Treasurer & Secretary

[Signature Page to Term Loan Agreement - Keystone]

WELLS FARGO BANK, N.A.
as the Administrative Agent and as a Lender

By:	/s/ Devin Reasons
	Name:	Devin Reasons
	Title:	Vice President

[Signature Page to Term Loan Agreement - Keystone]

SUMITOMO MITSUI BANKING CORPORATION
as a Lender

By:	/s/ Andrew Gerrity
	Name:	Andrew Gerrity
	Title:	Director

[Signature Page to Term Loan Agreement - Keystone]

UBS AG London Branch
as a Lender

By:	/s/ Steve Studnicky
	Name:	Steve Studnicky
	Title:	Managing Director

By:	/s/ Anna Petterson
	Name:	Anna Petterson
	Title:	Director

[Signature Page to Term Loan Agreement - Keystone]

MIZUHO BANK, LTD.
as a Lender

By: /	s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Managing Director

[Signature Page to Term Loan Agreement - Keystone]

CoÖperatieve rabobank U.A., New york branch
as a Lender

By:	/s/ Anna Etra
	Name:	Anna Etra
	Title:	Vice President

By:	/s/ Olivia Leong
	Name:	Olivia Leong
	Title:	Managing Director

[Signature Page to Term Loan Agreement - Keystone]

keybank national association
as a Lender

By:	/s/ Brian Troszak
	Name:	Brian Troszak
	Title:	Vice President

[Signature Page to Term Loan Agreement - Keystone]

ROYAL BANK OF CANADA
as a Lender

By:	/s/ Matthew Curulli
	Name:	Matthew Curulli
	Title:	Managing Director

[Signature Page to Term Loan Agreement - Keystone]

Citizens bank, n.a.
as a Lender

By:	/s/ Danielle Leverone
	Name:	Danielle Leverone
	Title:	Director

[Signature Page to Term Loan Agreement - Keystone]

HSBC BANK USA, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Ryan Gabriele
	Name:	Ryan Gabriele
	Title:	Vice President